                                                                    Exhibit 10.3








                                      LEASE
                              (Bondable Triple Net)



                        ADI COMMUNICATION PARTNERS, L.P.,
                        a California limited partnership

                                    Landlord



                             COMSTREAM CORPORATION,
                             a Delaware corporation

                                     Tenant

                                      LEASE


         THIS LEASE ("Lease") is made as of April 23, 1997, by and between ADI COMMUNICATION PARTNERS, L.P., a California limited partnership ("Landlord"), and COMSTREAM CORPORATION, a Delaware corporation ("Tenant").

                            RECITALS AND DEFINITIONS

         "Land" means an approximately 9.85 acre-sized portion of a 10.28 acre parcel of land situated in the City of San Diego, County of San Diego, State of California as described in more detail in the legal description attached to this Lease as EXHIBIT "A", and made a part hereof.

         "Buildings" means the two (2) two-story, concrete tilt-up commercial and industrial buildings which shall be constructed on the Land by Landlord in accordance with the Plans and Specifications, as that term is defined in Section
2.2 below.

         "Improvements' means the Buildings and all improvements, machinery, equipment, fixtures and other property, real, personal or mixed (except Tenant's trade fixtures, machinery and equipment) installed or constructed on the Land or in the Buildings by Landlord (including, without limitation, the parking facility and other site improvements and landscaping), together with all additions, alterations and replacements thereof. Improvements shall include all Shell Improvements and Tenant Improvements as those terms are described elsewhere in this Lease. The Improvements shall include approximately 750 individual parking spaces (3.75 spaces per square foot) for the initial Demised Premises (e.g. before exercise of the Expansion Option) and approximately 965 individual parking spaces (3.7 spaces per square foot) (e.g. after exercise of the Expansion Option). It is anticipated, and acknowledged, that no more than 45% of the total overall parking shall be designed for *Compact" vehicles.

         "Demised Premises" means the Land and the Improvements.

         Landlord, for and in consideration of the rents, covenants and agreements hereinafter reserved, mentioned and contained on the part of Tenant, its successors and assigns, to be paid, kept, observed and performed under this Lease, hereby leases, rents, lots and demises to Tenant, and upon and subject to the conditions and limitations expressed in this Lease, Tenant takes and hires from Landlord, the Demised Premises.

                                    ARTICLE I

                                  TERM OF LEASE

         1.1 INITIAL TERM. This Lease shall be effective and binding upon the parties hereto upon mutual execution hereof (the "EFFECTIVE DATE"). The term of this Lease (the "INITIAL TERM") shall commence upon March 2, 1998 and shall end eighty-four (84) months after March 2, 1998 (as defined below), subject to extension pursuant to Section 1.2, below. The "COMMENCEMENT DATE" (as that term is used in this Lease) shall mean the date upon which Substantial Completion (as defined in Section 2.3 below) of the Improvements occurs. Substantial Completion of the Improvements and March 2, 1998 are currently anticipated to be February 28, 1998 (the "Target Commencement Date"). Under no circumstances shall March 2, 1998 occur before February 14, 1998. In the event March 2, 1998 is February 28, 1998, the Initial Term of this Lease will end on February 27, 2005. Within ten (10) business days following the completion of the Improvements (including the correction of all items which appear on the Punchlist (as defined in Section 2.3(d) hereof), Tenant and Landlord shall mutually execute a written document acknowledging (i) the completion of the Improvements, (ii) the actual Commencement Date and end of the Initial Term, (iii) the date by which the first Extension Option must be exercised, (iv) any adjustments in Base Rent pursuant to Section 2.9 hereof, and
(v) the monthly Base Rent (the "Lease Commencement Memorandum").

         1.2 OPTION TO EXTEND. Tenant shall have two (2) option(s) to extend (the "Extension Options") the Initial Term for (a) consecutive five (5) year period(s) (the foregoing option term(s) shall be referred to hereinafter sometimes as the "EXTENSION TERM(S)"), by delivering a binding written notice of exercise to Landlord ("Extension Notice"), so that Landlord receives the Extension Notice with respect to the Extension Term at least three hundred sixty
(360) days prior to the end of the Term. Tenant may exercise the Extension Option(s) only if this Lease is in full force and effect and there is no uncured Event of Default or any breach of Tenant's obligations under this Lease which, with the passage of time and giving of notice, or both, would constitute an Event of Default if not cured within any applicable cure period (an "Incipient Default"), at the time of exercise of the right of renewal or at the time of the commencement of the Extension Term, but Landlord shall have the right at its sole discretion to waive the non-default conditions herein; provided, however, that if an Event of Default or Incipient Default exists at the time Tenant exercises the Extension Option and Landlord does not elect to waive such Event of Default or Incipient Default, Landlord shall provide written notice to Tenant of the existence and nature of such Event of Default and Tenant shall be allowed an amount of time to cure such Event of Default as is otherwise provided for curing defaults of that type under this Lease, and, if timely cured, Tenant's exercise of the Extension Option shall be reinstated effective as of the time of exercise.

         1.3 TERM. As used in this Lease, "Term" shall mean the Initial Term, together with any Extension Term.

                                   ARTICLE II

                        CONSTRUCTION OF THE IMPROVEMENTS

         2.1 THE IMPROVEMENT Landlord agrees to furnish all of the material, labor and equipment as may be reasonably necessary for the construction of the Improvements in a good and workmanlike manner in substantial conformance with the Plans and Specifications (as defined in


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

Section 2.2(a)) and in substantial compliance with all covenants, conditions and restrictions to which the Land is subject and all applicable building laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments with jurisdictional authority over the development of the Land and the construction of the Improvements (the "APPLICABLE LAND USE LAWS AND RESTRICTIONS").

         2.2 PREPARATION OF PLANS AND SPECIFICATIONS. The Plans and Specifications for the development of the Property and the construction of the Improvements shall be developed by Landlord and Tenant in a collaborative effort conducted as follows:

         (a) As used in this Lease, the term *Plans and Specifications" shall mean collectively the "Preliminary Plans and Specifications,* the "Schematic Design Drawings," the "Design Development Drawings", the "Construction Drawings" (all as defined herein), and all related plans, drawings, specifications and notes developed or prepared in connection therewith.

         (b) Landlord and Tenant have agreed on a set of preliminary plans and specifications for the Improvements dated as of April 9, 1997, which (i) describe and depict the site plan and interior floor plan configuration for the Buildings and certain preliminary exterior elevations Improvements, and 00 outline the specifications for the interior and exterior -components of the Buildings. These preliminary plans and specifications (the "PRELIMINARY PLANS AND SPECIFICATIONS") are attached to this Lease as Exhibit "B" and Landlord and Tenant intend that they shall serve as the basis upon which the Plans and Specifications will be prepared and finalized, in accordance with the provisions of this Section 2.2.

         (c) Prior to the execution of this Lease, Landlord and Tenant have agreed on schematic design drawings for the Improvements for the Improvements ("SCHEMATIC DESIGN DRAWINGS").

         (d) As soon as is reasonably possible following execution of this Lease, but in no event later than May 2, 1997, Landlord shall submit to Tenant reasonably detailed preliminary construction drawings for the Improvements ("Design Development Drawings") which have been prepared in substantial conformance with the Schematic Design Drawings. Within ton (10) business days after Tenant receives the Design Development Drawings, Tenant shall deliver to Landlord written notice of Tenant's approval or disapproval of the Design Development Drawings. Tenant shall not unreasonably withhold its approval of the Design Development Drawings. If Tenant disapproves any portion of the Design Development Drawings, then Tenant shall specifically and in writing (a) approve those portions which are acceptable to Tenant and (b) disapprove those portions which are not acceptable to Tenant, specifying the reasons for such disapproval and describing in detail the change Tenant requests for each item disapproved. The failure of Tenant to disapprove the Design Development Drawings within the specified time shall be deemed approval thereof. In the event the Design Development Drawings have-not been fully approved by Tenant, and Tenant and Landlord are unable to resolve the basis for Tenant's disapproval after good faith efforts to do so over a period of five (5) business days after delivery of Tenant's notice disapproving the Design Development Drawings, Landlord shall have the right to terminate this Lease by giving Tenant written notice of its election to do so.

         (e) As soon as is reasonably possible following approval of the Design Development Drawings, but in no event later than June 13, 1997 (as extended by any number of days more than ten (10) business days following Landlord's delivery of the Design Development Drawings to Tenant when the Design Development Drawings are approved by Tenant), Landlord shall submit to Tenant 1/8 or 1/16 scale construction drawings for the Improvements ("Construction Drawings") which have been prepared in substantial conformance with the approved Design Development Drawings. These Construction Drawings shall include all information reasonably necessary to construct the Improvements. Within ten (10) business days after Tenant receives the Construction Drawings, Tenant shall deliver to Landlord written notice of Tenant's approval or disapproval of the Construction Drawings. Tenant shall not unreasonably withhold its approval of the Construction Drawings. If Tenant disapproves any portion of the Construction Drawings, then Tenant shall specifically and in writing (a) approve those portions which are acceptable to Tenant and (b) disapprove those portions which are not acceptable to Tenant, specifying the reasons for such disapproval and describing in detail the change Tenant requests for each item disapproved. The failure of Tenant to disapprove the Construction Drawings within the specified time shall be deemed approval thereof. In the event the Construction Drawings have not been fully approved by Tenant, and Tenant and Landlord are unable to resolve the basis for Tenant's disapproval after good faith efforts to do so over a period of five (5) business days after delivery of Tenant's notice disapproving the Construction Drawings, Landlord shall have the right to terminate this Lease by giving Tenant written notice of its election to do so.

         (f) Upon approval of the Construction Drawings, the Plans and Specifications shall be deemed approved by Landlord and Tenant and shall, thereafter, be the Plans and Specifications for the construction of the Improvements. Any delay in Landlord obtaining the Building Permit beyond August 6, 1997, which results from a delay in Tenant's approval of the Plans and Specifications (other than because of Landlord's failure to meet its obligations under Section 2.2(d) and (e)) shall be a Tenant-Caused Delay.

         (g) In the event Landlord and Tenant are unable to resolve Tenant's disapproval of a phase of the development of the Plans and Specifications under subsections (d) or (e), above (a "DESIGN DISPUTE"), they shall resolve those differences through the binding arbitration of a neutral third-party in accordance with the following procedure: Landlord and Tenant shall immediately meet to make a good faith attempt to mutually appoint a single party who shall be a licensed architect ("ARBITRATING ARCHITECT"), with not less than ten (10) years experience in commercial and industrial architecture and who is not employed or otherwise previously affiliated with either party, to arbitrate their differences and resolve the Design Dispute. If Landlord and Tenant are unable to agree upon a single Arbitrating Architect, then each shall, within two
(2) business days after the meeting, select an architect that meets the foregoing qualifications. The two (2) architects so appointed shall, within two
(2) business days after their appointment, appoint a third architect meeting the foregoing qualifications who shall serve as the Arbitrating Architect. If the two (2) architects so selected cannot agree on the selection of the Arbitrating Architect within the time above specified, then either party, on behalf of both parties, may request the appointment of the Arbitrating Architect to the Presiding Judge of the San Diego County Superior Court. The procedures for arbitrating and resolving the Design Dispute shall be established by the Arbitrating Architect, provided, however, that the parties agree to the use of the rules of the American Arbitration Association regarding resolution of commercial disputes. The determination of the Arbitrating Architect shall be limited solely to the issue of the Design Dispute and shall be made within ten (10) business days of its submission by the parties for arbitration. The decision of the Arbitrating Architect shall be binding on both parties. The costs of the arbitration, including, without limitation, attorneys' fees and costs, witness fees, expert witness fees, and costs of the arbitration proceeding shall be awarded as determined to be reasonable by the Arbitrating Architect. In the event of any judicial enforcement or confirmation proceeding relating to an arbitration award, the prevailing party shall be entitled to recover from the other party all related costs, including attorneys' fees and costs.

         2.3 SUBSTANTIAL COMPLETION OF THE IMPROVEMENTS.

         (a) "SUBSTANTIAL COMPLETION" of the Improvements shall be deemed to have occurred on the earlier to occur of when M (A) the Improvements have been completed in substantial conformance with the Plans and Specifications, subject to the completion of "punch-list" items (the "PUNCHLIST") identified by Landlord and Tenant as described in Section 2.3(c) below, ("punch-list items" being defined to mean minor items needing correction or repair which do not or will not materially interfere with the permitted use of the Demised Premises as described in Section 4.1 hereof, (B) all major systems of the Buildings the installation of which are Landlord's responsibility are in reasonably good working order, and (C) Tenant can physically and legally occupy the Demised Premises (e.g., a permanent certificate of occupancy or temporary certificate of occupancy which is subsequently converted into or replaced without any lapse by a permanent certificate of occupancy, or such alternate certificate, license, permit or other document which is issued by the appropriate agency with legal authority over the occupancy of commercial or industrial structures in the jurisdiction in which the Demised Premises are located ("CERTIFICATE OF OCCUPANCY") has been issued for the Demised Premises, or (ii) the Improvements would have been so completed and Tenant legally entitled to occupy the Demised Premises but for any Tenant-Caused Delays.

         (b) "TENANT CHANGE ORDER" shall be defined as any change to the Plans and Specifications which is requested by Tenant, including changes which are requested by Tenant during the finalization of the Plans and Specifications which increase the scope of the Improvements from those described in the Preliminary Plans and Specifications, or changes requested by Tenant in the Plans and Specifications after their completion, including during construction of the Improvements.

         (c) "TENANT-CAUSED DELAY" shall be defined as a delay resulting directly from (i) the failure of Tenant, its officers, directors, partners, agents, employees, or contractors to (A) perform some act or pay some amount within the time provided in this Lease, or (B) reasonably approve or disapprove any draft of the Plans and Specifications within the time period specified in
Section 2.2,
above, or (ii) any other act or omission by Tenant, its officers, directors, partners, agents, employees, or contractors to the extent it causes a delay in Substantial Completion or in the issuance of the Certificate of Occupancy, including, without limitation, a delay caused by (A) delay in finalization of the Plans and Specifications caused by Tenant, or (B) a Tenant Change Order.

         (d) WALK-THROUGH AND PUNCHLIST. On or immediately before March 2, 1998, Landlord and Tenant shall conduct a walk-through inspection of the Demised Premises and shall jointly prepare the Punchlist which shall be a list of items which have not been completed in substantial conformance with the Plans and Specifications that need to be corrected. Subject to the last sentence of this subsection (d), Landlord shall cause the Punchlist items to be corrected within thirty (30) days thereafter. Approximately thirty (30) days -following March 2, 1998, Landlord and Tenant shall again conduct a walk-through inspection to determine if any remaining Punchlist items require correction, and Landlord shall cause all such corrective work to be undertaken and completed promptly thereafter. If by the nature of such Punchlist item, more than thirty (30) days was required to effect such correction, Landlord shall not be in default hereunder if such correction has been commenced within thirty (30) days after the item was identified on the Punchlist and is diligently pursued to completion; provided that if any item on the Punchlist has not been corrected within sixty (60) days after such item is identified on the Punchlist, Tenant may cause such item to be corrected and offset the cost of such correction against Tenant's Base Rent next due, provided Tenant has given Landlord written notice of Tenant's intention to do so and Landlord has not corrected such item within five (5) business days following such notice.

         (e) NO RELIEF FROM PAYMENT OF RENT. The failure of Tenant to take possession of or to occupy the Demised Premises on or after March 2, 1998 shall not serve to relieve Tenant of its obligations or delay Tenant's obligation to pay Rent, Additional Rent, or any other amount to be paid by Tenant to Landlord under this Lease.

         2.4 DELAY IN SUBSTANTIAL COMPLETION OR LEASE EXECUTION. Landlord shall diligently proceed with the construction of the Improvements with the intent of completing and delivering the same to Tenant on or before the Target Commencement Date, provided, however, to the extent 0) a Tenant-Caused Delay (as defined in Section 2.3(b) hereof), or (ii) a Force Majeure (as defined below), results in a delay in Substantial Completion of the Improvements, the Target Commencement Date shall be extended for the amount of time the Substantial Completion of the Improvements is delayed thereby. "FORCE MAJEURE" shall be defined as any factor or condition which is outside the control of either Tenant or Landlord and for which neither could have reasonably been anticipated or expected to plan, including, without limitation, (i) unusually inclement weather, or inclement weather which occurs at unusual times, (ii) other acts of God, (iii) labor disputes, (iv) casualties, (v) embargo, (vi) governmental restrictions, (vii) shortages of fuel, labor, or building materials, (viii) civil unrest, (ix) action or non-action of public utilities, or of local, state or federal governments which delay the Substantial Completion of the Demised Premises, and (x) action or non-action of local, state or federal governments which prevent, prohibit or stop construction of the Demised Promises. If Landlord fails to tender possession of the Demised Premises with the Improvements Substantially Completed within ninety (90) days following the


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Target Commencement Date (as extended by Tenant-Caused Delays and Force-Majeure
Delays), Landlord and Tenant agree Tenant will suffer damages which would be difficult to ascertain but a reasonable estimate of which would be Two Thousand Dollars ($2,000.00) per day for each day of delay thereafter. Therefore, in the event of such delay, and as Tenant's sole and exclusive remedy for such delay, Landlord agrees to pay Tenant liquidated damages of Two Thousand Dollars ($2,000.00) per day commencing on the Target Commencement Date (as that date may be extended by Tenant-Caused Delays and Force-Majeure) and continuing on each day thereafter until March 2, 1998. If March 2, 1998 has not occurred (or been deemed to have occurred) within ninety (90) days following the Target Commencement Date (as that date may be extended by Tenant-Caused Delays and Force-Majeure) Tenant may terminate this Lease.

         2.5 BUILDING PERMIT FOR THE IMPROVEMENTS. Landlord shall be responsible for obtaining from any relevant and jurisdictional governmental authority necessary (generally an *Authority ), all governmental approvals necessary for the construction of the Improvements, including a building permit ("Building Permit"). The cost, including fees and other charges levied by the Authority, associated with approvals and permits related to the Shell Improvements shall be Shell Improvements Costs and the responsibility of Landlord. If a change to the Plans and Specifications is required by the Authority as a condition to obtaining the Building Permit, such change shall be made to the Plans and Specifications, subject to Tenant's approval, and the cost associated with any such change shall be added, as appropriate, to Shell Improvements Costs and Tenant Improvements Costs. Tenant shall not unreasonably withhold or delay its consent to any such requested change, provided that Tenant may terminate this Lease if any such requested change would materially and adversely alter the utility or functionality of the Demised Premises for Tenant's intended use, provided that Tenant will not seek to terminate this Lease on that basis without giving Landlord thirty (30) days written notice of such intention during which time Landlord may seek to avoid or modify the need for the requested change. Tenant shall cooperate with Landlord as may be reasonably necessary to obtain the Building Permit and any and all other permits required to complete the Improvements.

         2.6 CONSTRUCTION WARRANTIES. Landlord shall obtain the manufacturer's warranties for the elements or systems which are part of the Demised Premises and which are customarily given by such manufacturers without additional cost to Landlord and warranties and guaranties from the contractors and subcontractors with respect to the Improvements and which are customarily given by such contractors and subcontractors without additional cost to Landlord. Landlord shall assign to Tenant for the Term of the Lease (or, should Tenant not be legally capable of doing so itself, at Tenant's expense, prosecute on Tenant's behalf), on a non-exclusive basis, all statutory and contractual warranties and guaranties to which Landlord is entitled in connection with the Demised Premises, express or implied, including, without limitation the warranties arising under any construction contract between Landlord and Landlord's contractors and/or subcontractors involved in the construction of the Demised Premises. Other than the assignment to Tenant of such warranties, or as otherwise specifically provided in this Lease, Landlord shall have no obligation or responsibility to Tenant, or its successors, with respect to any condition of the Improvements. Landlord, at no cost or expense to Landlord, shall cooperate with Tenant in the enforcement by


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Tenant, at Tenant's sole cost and expense, of any such warranties or guaranties.

         2.7 CONDITION OF DEMISED PREMISES: LIMITED WARRANTY. Except as specifically provided in this Section 2.7, Landlord makes no warranties or representations with regard to the Demised Promises, or any portion thereof, and Tenant shall accept the Demised Premises in the condition in which they are delivered on March 2, 1998, provided that (i) the Demised Promises shall be constructed in substantial conformance with (A) the Plans and Specifications, and (B) all Applicable Land Use Laws and Restrictions then in effect and (ii) in addition to Landlord's responsibility to correct items identified through the walk-through and Punchlist process established in Section 2.3(d) hereof, the Improvements shall be free of defects in design and construction which could not reasonably be discovered and identified by Tenant during that process (i.e. free of defects in design or construction which remained "latent* as of the completion of the repairs identified on the Punchlist and the final completion of the Improvements), and Landlord shall be responsible, at Landlord's sole cost and expense, for the prompt and diligent repair of any such 'latent" defects which later manifest themselves during the Term.

         2.8 TENANT IMPROVEMENTS ALLOWANCES TENANT RESPONSIBILITY.

         (a) Landlord shall be responsible for constructing, entirely at its expense, subject to the provisions of Section 3.3 of this Lease, the Shell Improvements (as that term is defined below). The Shell Improvements shall consist of, and the term "SHELL IMPROVEMENT" shall be used in this Lease to mean, those components of the Demised Premises which are identified in the Preliminary Plans and Specifications, which are attached to this Lease, as elements of the basic Buildings shall or specifically as "SHELL IMPROVEMENTS," land, land preparation and landscaping, or as otherwise mutually identified by Landlord and Tenant, in writing, concurrent with or subsequent to the execution of this Lease, including all utilities stubbed to the Buildings. The Base Rent specified in this Lease includes Landlord's obligation to complete and deliver to Tenant the Shell Improvements in accordance with this Lease. The cost of constructing the Shell Improvements are referred to in this Lease as the "Shell Improvements-C-9-U." Shell Improvements Cost shall include a developer fee, payable to Landlord, or an affiliate of Landlord (with no direct obligation to Tenant to pay such fee).

         (b) Landlord shall be responsible for constructing, subject to the provisions of this Section 2.8 and 2.9 below, the Tenant Improvements (as that term is defined below). The Tenant Improvements shall consist of, and the term "TENANT IMPROVEMENTS" shall be used in this Lease to mean, those portions of the Demised Premises which are not identified in the Plans and Specifications as part of the Shell Improvements, or as otherwise mutually identified by Landlord and Tenant, in writing, concurrent with or subsequent to the execution of this Lease.

         (c) Landlord shall provide an allowance to be applied by Landlord towards paying the costs of designing and constructing the Tenant Improvements (the "TENANT IMPROVEMENTS COST"), which shall be comprised of fees and reimbursables for project programming, design, architecture and engineering, reimbursables, and the direct construction cost (excluding any overhead or profit


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to Landlord or any affiliate) of the Tenant Improvements paid to the Contractor
(as defined below) or others performing such work. The allowance shall be in the amount of Seven Million Dollars ($7,000,000.00) (the "TENANT IMPROVEMENTS ALLOWANCE"). Shell Improvements shall not include the costs of building signage, security systems, specialized cabling or Tenant's moving expenses, such items being Tenant's sole financial responsibility; provided, however, that up to (and no more than) Three Hundred Thousand Dollars ($300,000) of the Tenant Improvements Allowance may be utilized to pay the costs of Tenant's (i) specialized cabling needs, (ii) moving expenses, and (iii) furniture, fixtures and equipment.

         (d) In the event that the Tenant Improvements Allowance is insufficient in amount to pay the Tenant Improvements Cost, Tenant shall pay such excess to Landlord pursuant to the procedure set forth in Section 2.9 below.

         (e) Attached to this Lease as EXHIBIT "D" is an estimate of the Tenant Improvements Cost which, based on the Preliminary Plans and Specifications and the Schematic Design Drawings as of the date of this Lease, Landlord and Tenant expect to be incurred in connection with the construction of the Demised Premises (the "TENANT IMPROVEMENTS BUDGET ESTIMATE"). Upon approval of the Plans and Specifications by both parties, Landlord shall provide Tenant with a final estimate of the Tenant Improvements Cost. Within fifteen (115) days prior to the commencement of construction of the Improvements, and no less than monthly thereafter (but not more than ten (10) days after Landlord learns of a cost change) during the course of construction of the Improvements, Landlord shall deliver to Tenant a revised Tenant Improvements Budget Estimate, whether reflecting an increase or a decrease, together with an explanation in reasonable detail of the cause of such cost change and an accounting of actual costs to date ("PERIODIC COST REGION"). Additionally, prior to any Tenant Change Order being effective, Landlord shall provide Tenant with an estimate of the cost of said Tenant Change Order.

         2.9 RESPONSIBILITY FOR EXCESS SHELL COSTS AND EXCESS TENANT IMPROVEMENTS COST; TENANT IMPROVEMENTS COSTS SAVINGS.

         (a) The Base Rent has been determined based on the assumption that (i) the Plans and Specifications will not vary materially in scope from the Preliminary Plans and Specifications, (ii) the Plans and Specifications and Approved Working Drawings, once finalized and approved by Landlord and Tenant, will not be altered as a result of Tenant Change Orders, and (iii) no Shell Improvement Cost or Tenant Improvement Cost will be incurred in connection with the construction of the Demised Premises resulting from Tenant-Caused Delays.

         (b) Tenant shall be directly responsible, as Additional Rent, for any increases in the cost to Landlord of the construction of the Shell Improvements (including financing costs) ("EXCESS SHELL COSTS"), resulting from (A) Tenant Change Orders, or (B) Tenant-Caused Delays. Tenant shall pay the Increased Shell Costs to Landlord, as Additional Rent, UPON THE EARLIER TO OCCUR OF (i) execution of this Lease if any Excess Shell Costs have been identified by that date, (ii) funding of Landlord's construction loan, provided that Landlord has notified Tenant of Excess Shell Costs prior thereto, which notification shall be in writing and shall include reasonably detailed documentation supporting the calculation of such Excess Shell Costs (an "EXCESS SHELL COST NOTICE"), taking into consideration any amounts previously paid by Tenant to Landlord under this subsection (b), (iii) if later, within five (5) business days after delivery of an Excess Shell Cost Notice to Tenant by Landlord, taking into consideration any amounts previously paid by Tenant to Landlord under this subsection (b), (iv) within five (5) business days after the Final Cost Report, if such report includes Increased Shell Costs which have not been previously paid to Landlord, or (v) as otherwise required by Landlord's construction Lender (as defined in Section 3.4 hereof).

         (c) Tenant shall be responsible, as Additional Rent, for any Tenant Improvements Costs to the extent they exceed the Tenant Improvements Allowance ("EXCESS TENANT IMPROVEMENTS COSTS"). Tenant shall pay the Excess Tenant Improvements Costs to Landlord UPON THE EARLIER TO OCCUR OF (i) execution of this Lease if the Tenant Improvements Budget Estimate at that time reflects that the Tenant Improvements Allowance will be insufficient to fund all the Tenant Improvements Costs anticipated to be incurred, (ii) funding of Landlord's construction loan if the Tenant Improvements Budget Estimate at that time reflects that the Tenant Improvements Allowance will be insufficient to fund all the Tenant Improvements Costs anticipated to be incurred, taking into consideration any amounts previously paid by Tenant to Landlord under this subsection (c), (iii) within five (5) business days after notification to Tenant by Landlord that it has determined, in a periodic review of the Tenant Improvements Costs during construction of the Tenant Improvements, pursuant to subsection 2.8(e), above, that the Tenant Improvements Allowance will be insufficient to cover all the Tenant Improvements Costs anticipated to be incurred, taking into consideration any amounts previously paid by Tenant to Landlord under this subsection (c), (iv) within five (5) business days after Landlord has notified Tenant that it has made a final determination, pursuant to subsection (a), below, that the Tenant Improvements Allowance was insufficient to cover all the Tenant Improvements Costs which have been incurred, taking into consideration any amounts previously paid by Tenant to Landlord under this subsection (c), or M as otherwise required by Landlord's construction Lender.

         (d) Landlord shall deposit the funds paid to it by Tenant under subsections (b) or (c) of this Section 2.9 into a segregated account maintained with the construction Lender ("EXCESS FUNDS ACCOUNT"), with interest paid on the balance in the Excess Funds Account at then prevailing money market rates. The Excess Funds Account shall be subject to a collateral pledge in favor of the Lender to secure the availability of those funds to pay Excess Shell Costs and Excess Tenant Improvements Costs. Funds shall be disbursed from the Excess Funds Account to pay Shell Improvements Costs or Tenant Improvements Costs, as applicable, only after funds which are identified for those purposes in the construction loan have been fully disbursed or as otherwise mutually approved by Landlord and Tenant, which approval will not be unreasonably withheld if an alternative arrangement is required by Landlord's construction Lender. Any interest earned on such funds while held in the Excess Funds Account shall be paid by Landlord to Tenant as earned, but no more often than monthly.

         (e) Within ninety (90) days following Substantial Completion of the

Improvements, Landlord shall calculate, and report to Tenant, in writing, M the final Shell Improvements Cost and the final Tenant Improvements Cost, and (ii) the amount of any Excess Shell Costs or Excess Tenant Improvements Costs (the "Final Cost Report"). In the event that there is an amount which has not been paid by Tenant at the time of such final determination (e.g. Excess Shell Improvements Costs or Excess Tenant Improvements Costs) then Tenant shall pay such additional amount to Landlord within five (5) business days following such final determination. Any funds deposited into the Excess Funds Account pursuant to subsection (d), above, and which are ultimately not needed to fund Excess Shell Costs and Excess Tenant Improvements Costs shall be repaid to Tenant at such time as the Lender releases its security interest in that account.

         (f) In the event the costs incurred by Landlord in the construction of the Tenant Improvements is less than the Tenant Improvements Allowance as indicated by the Final Cost Report, the monthly Base Rent shall be decreased by an amount equal to (i) the Tenant Improvements Allowance, (ii) minus the actual Tenant Improvements Cost, up to Four Hundred Thousand Dollars ($400,000), (iii) multiplied by a percentage factor sufficient to amortize the Tenant Improvements Allowance over the Initial Term at an annual interest rate of ten percent (10%),
Ov) divided by 12.

         (g) All of the Periodic Cost Reports and the Final Cost Report shall include reasonably detailed supporting explanations and documentation. Landlord shall maintain accurate and complete books and records of all Shell Improvement Costs and Tenant Improvements Costs. Tenant shall have the right to inspect, audit and copy such books and records at Landlord's office in San Diego, California.

         2.10 CONTRACTOR. Reno Contracting, Inc., a California corporation ("Contractor"), shall act as the general contractor for the construction of the Shell Improvements and the Tenant Improvements. Contractor's contract shall be on a "cost-plus" basis, with Contractor entitled to M reimbursement for direct insurance expenses and direct 'G&A" or "General Conditions" expenses, as provided in the Estimated Budget and (ii) a profit of no more than five percent (5%). Landlord shall cause the Contractor to bid each component of the Improvements to at least three (3) qualified subcontractors and, unless Landlord and Tenant agree otherwise, shall select the lowest qualified bidder. Tenant shall have the right to approve the list of subcontractors to be solicited for bids and to designate subcontractors to participate in the bidding process. Tenant shall also have the right to select subcontractors to perform components of the Improvements if Tenant agrees to pay any Excess Shell Costs or Excess Tenant Improvements Costs attributable to such election, provided such subcontractor is reasonably acceptable to Landlord and Contractor. Landlord represents to Tenant that Contractor is not an affiliate of Landlord nor will Landlord receive compensation from Contractor in connection with the construction of the Improvements.

         2.11 RETROFIT ALLOWANCE. Upon the commencement of each Extension Term, if any, Landlord shall provide Tenant with an allowance of One Million Dollars ($1,000,000) (the "Retrofit Allowance") for the construction of new, remodeled or retrofitted Tenant Improvements in the Demised Premises (the "RetroWork"). Prior to requesting portion of the Retrofit Allowance,

Tenant shall submit to Landlord detailed plans and specifications for the Retrofit Work for Landlord's approval. The construction of the Retrofit Work shall be subject to the same terms, conditions and procedures as any Work (as defined in Section 19.2 hereof) which is proposed to be performed by Tenant pursuant to Article XIX hereof. The Retrofit Allowance shall be disbursed by Landlord on the same or similar basis as would a customary "construction fund control" as expenses related to such Retrofit Work are incurred and within ten
(10) days after (i) Tenant presents Landlord with (A) progress invoices for completed Retrofit Work, (B) conditional partial or final lien releases or waivers for such Retrofit Work, and 00 Landlord's reasonable and prompt determination that the Retrofit Work has been completed (either partially or completely) in accordance with the plans and specifications for such Retrofit Work approved by Landlord pursuant to this Section 2.11.

         2.12 TENANT'S ENTRY INTO THE BUILDING PRIOR TO SUBSTANTIAL COMPLETION. Provided that Tenant and its agents, employees and contractors do not materially interfere with the Contractor's work on the Demised Premises (any such interference constituting a basis for a Tenant-Caused Delay), Landlord shall allow and shall require the Contractor to allow, Tenant and Tenant's agent employees and contractors access to the Building prior to Substantial Completion of the Improvements so that Tenant may install its furniture, trade fixtures, data and telecommunications wiring and equipment, photocopy equipment and other business equipment in the Building. Prior to Tenant's entry into the Building as permitted by the terms of this Section 2.12, Tenant shall arrange a schedule with Landlord and the Contractor in order to coordinate the timing of Tenant's entry with the actions of the Contractor. Prior to any such entry, Tenant or its agents and contractors (as applicable) shall provide evidence of insurance reasonably satisfactory to Landlord. Tenant acknowledges that Section 20.3 below shall apply with respect to any and all claims which may arise as a result of the entry by Tenant, its agents, employees and contractors on the Demised Premises in accordance with this Section 2.12. Tenant's responsibilities under
Section 6.1 of this Lease shall commence upon such early occupancy as opposed to March 2, 1998.

                                   ARTICLE III

                                      RENT

         3.1 Base Rent. In consideration of the lease OF the Demised Premises evidenced by this Lease, Tenant covenants to pay rent to Landlord, without previous demand therefor and without any right OF set-off or deduction whatsoever except as expressly provided in this Lease, at the office OF Landlord at:

         ADI Communication Partners, L.P.
         c/o The Allen Group
         4365 Executive Drive, Suite 850
         San Diego, CA 92121-2130
         Attention: Mr. Steven L. Black

or at such other place as Landlord may from time to time designate in writing, a rental for the Initial

Term of this Lease as hereinafter set forth, payable monthly, in advance, in equal installments as hereinafter set forth, with the first payment due on March 2, 1998, and continuing on the first day of each month thereafter for the succeeding months during the balance of the Term ("Base Rent"), as follows:

Period              Monthly Base Rent            Annual Base Rent
------              -----------------            ----------------
Months 1 - 12                $218,000                  $2,616,000
Months 12 - 24               $218,000                  $2,616,000
Months 25 - 36               $231,080                  $2,772,960
Months 37 - 48               $231,080                  $2,772,960
Months 49 - 60               $244,995                  $2,939,338
Months 61 - 72               $244,995                  $2,939,338
Months 73 - 84               $259,641                  $3,115,692

In the event March 2, 1998 occurs on other than the first (1st) day of a month, the Initial Term shall be extended by the number of days remaining in the month in which March 2, 1998 occurs and the first payment of Base Rent due on March 2, 1998 shall be a sum equal to (i) the monthly Base Rent for the month in which March 2, 1998 occurs, prorated based on the number of days in the month in which March 2, 1998 occurs, plus GO the monthly Base Rent for the first full calendar month of the Initial Term.

         3.2 BASE RENT DURING EXTENSION TERM. The Base Rent during the Extension Term ("Extension Term Base Rent") shall be an amount equal to the greater of (i) ninety five percent (95%) of the then fair market rental value of the Demised Promises ("Fair Market Rental Value"), as stated on a monthly basis and determined pursuant to this Section 3.2 as of the first (1st) day of the applicable Extension Term, or (ii) the Base Rent during the last month of the Initial Term (or the prior Extension Term as may be applicable), plus an amount sufficient for Tenant to fully amortize, over the Extension Term, in equal monthly installments, the amount of the Retrofit Allowance actually used by Tenant, plus interest on that amount at the annual rate of ten percent (10%). Upon receipt by Landlord of Tenant's Extension Notice under Section 1.2, above, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Extension Term Base Rent which shall become effective as of the first day of the Extension Term ("Extension Term Commencement Date"). The Extension Term Base Rent shall be increased to an amount equal to 1.06 times the then applicable Extension Term Base Rent, as may have been previously adjusted pursuant to this
Section 3.2, every twenty-four (24) months during the Extension Term. If Landlord and Tenant have not agreed upon the Extension Term Base Rent within thirty (30) days after the delivery of Tenant's Extension Notice, the Extension Term Base Rent shall be determined as follows:

         (a) Landlord and Tenant shall attempt to agree in good faith upon a single appraiser not later than thirty (30) days after delivery of Tenant's Extension Notice. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint one appraiser not later than five (5) days after the deadline for selecting a single appraiser. Landlord and Tenant shall each give written notice to the other as to the name of the appraiser it has selected, as soon as the selection is made. Within ten
(10) days thereafter, the two appointed appraisers shall appoint a third appraiser. All appraisers shall be independent from, and disinterested in, both Landlord and Tenant.

         (b) The only task which the appraiser(s) shall perform shall be forming and reporting to Landlord and Tenant an opinion of the Fair Market Rental Value of the Demised Premises for use in determining the Extension Term Base Rent.

         (c) If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rental Value of the Demised Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the Fair Market Rental Value of the Demised Premises.


         (d) Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of any single or third appraiser, if applicable. All appraisers so designated herein shall have at least five (5) years' experience in the appraisal of commercial properties similar to the Demised Premises in the northern commercial/industrial markets of San Diego County and shall be members of professional organizations such as MAI or its equivalent.

         (e) For the purpose of such appraisal and this subsection (d), the term "Fair Market Rental Value" shall mean the price that a ready and willing single tenant would pay, as of the Extension Term Commencement Date, as annual rent to a ready and willing landlord of a property comparable to the Demised Premises on the terms of this Lease, if such property were exposed for lease on the open market for a reasonable period of time. A "comparable property" shall mean an industrial/commercial two-story concrete tilt-up building located in the Sorrento Mesa sub-market of San Diego (the "Market Area"), with improvements similar in age and character to the Demised Premises, which has been improved with the tenant improvements comparable to those constructed in the Demised Premises; provided, however, that the appraisal shall disregard the value of the equipment which Tenant is entitled to remove at the expiration or termination of the Term of this Lease or the value of the Retrofit Allowance. The appraiser shall give appropriate consideration to all relevant factors, including, without limitation, (i) the fact that this Lease is a "triple net" lease, (ii) rental concessions and tenant improvement allowances generally being offered by landlords of comparable properties, (iii) the age of the Improvements, (iv) the condition of the Demised Premises on the assumption that Tenant has complied with its obligations to maintain and repair the Demised Premises, (v) rental market conditions then in existence, NO whether Landlord will or will not be required to pay a real estate brokerage commission in connection with Tenant's exercise of the Extension Option, and (vii) the fact that the Tenant will be accepting the Demised Premises in an 'As-is" condition.

         (f) If a single appraiser is chosen, then such appraiser shall determine the Fair Market Rental Value of the Demised Premises. Otherwise, the Fair Market Rental Value of the

Demised Premises shall be the arithmetic average of the two (2) appraisals which are closest in amount, and the third appraisal shall be disregarded.

         (g) Landlord and Tenant shall instruct the appraiser(s), in writing, to complete their written determination of the Fair Market Rental Value not later than thirty (30) days after their selection. If the Fair Market Rental Value has not been determined by such date, then the Fair Market Rental Value shall be determined thereafter, and if it has not been determined by the Extension Term Commencement Date, then Tenant shall continue to pay Landlord monthly installments of Annual Rent in the amount applicable to the Demised Premises immediately prior to the Extension Term Commencement Date until the Fair Market Rental Value is determined. When the Fair Market Rental Value of the Demised Premises is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the monthly installments of Base Rent actually paid by Tenant to Landlord subsequent to the Extension Term Commencement Date and the new monthly installments of Base Rent which are determined to have been actually owing during such period in accordance with this Section 3.2.

         3.3 ADDITIONAL OBLIGATIONS; ADDITIONAL RENT. The Base Rent shall be absolutely "net" to Landlord so that this Lease shall yield to Landlord the Base Rent specified in Section 3.1 and that all Impositions, insurance premiums, utility charges, maintenance, repair and replacement expenses, all expenses relating to compliance with all present or future applicable governmental laws, rules and regulations, and all other costs, fees, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Demised Premises which may arise or become due during the term or by reason of events occurring during the term of this Lease (all such items being sometimes referred to as "Additional Obligations") shall be paid or discharged by Tenant, except to the extent they are expressly the responsibility of Landlord under this Lease. To the extent the following are the obligations of Tenant under this Lease, Tenant hereby agrees to indemnify, defend and save Landlord harmless from and against such Impositions, insurance premiums, utility charges, maintenance, repair and replacement expenses, all expenses relating to compliance with all present and future governmental laws, rules and regulations becoming effective during the Term, and all other costs, fees, charges, expenses, reimbursements and obligations referred to above. Any amounts referred to in this Lease as additional rent (including, without limitation, the Additional Obligations) are referred to collectively as "Additional Rent."

         3.4 DELINQUENT RENTAL PAYMENTS. All payments of Base Rent and Additional Rent shall be payable without previous demand therefor and without any right of set-off or deduction whatsoever (except as expressly provided in this Lease), and in case of nonpayment of any item of Additional Rent by Tenant when the same is due, Landlord shall have, in addition to all its other rights and remedies, all of the rights and remedies available to Landlord under the provisions of this Lease or by law in the case of nonpayment of Base Rent. The performance and observance by Tenant of all the terms, covenants, conditions and agreements to be performed or observed by Tenant hereunder shall be performed and observed by Tenant at Tenant's sole cost and expense. Any installment of Base Rent or Additional Rent or any other charges payable by Tenant under the provisions hereof which shall not be paid- within five (5) days after they are due shall, (i) be subject to a late charge of five percent (5%) of the amount due and not timely paid, and 00 bear interest from the date when such payment was due at the lesser of (A) the default rate of interest under Landlord's most senior debt obligation encumbering the Demised Premises, or (B) an annual rate of eighteen percent (18%) per annum, but in no event in excess of the maximum lawful rate permitted to be charged by Landlord against Tenant. Said rate of interest is sometimes hereinafter referred to as the "Maximum Rate of Interest. Notwithstanding the foregoing provisions of this Section 3.4, if any mortgagee under any mortgage, beneficiary under any deed of trust, or ground lessor under any ground lease, which encumbers the Land (a "Lender"), imposes fees, charges, penalties or interest on Landlord for late payments under such instrument which fees, charges, penalties or interest are less in amount than those described in this Section 3.4, Landlord will not impose any late payment charge or interest which is greater than the amounts charged by such Lender.

                                   ARTICLE IV

                             USE OF DEMISED PREMISES

         4.1 PERMITTED USE. Tenant intends to use the Demised Premises primarily as a corporate headquarters, assembly, warehouse and distribution facility and related lawful purposes, and they shall be used for no other purpose without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall not use or occupy the same, or knowingly permit them to be used or occupied, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto, or in any manner which would violate any certificate of occupancy affecting the same, or which would make void or voidable any insurance then in force with respect thereto (provided Tenant has received a copy of the policy) or which would make it impossible to obtain fire or other insurance thereon required to be furnished hereunder by Tenant, or which would cause structural injury to the improvements, or which would constitute a public or private nuisance or waste, and Tenant agrees that it will promptly, upon discovery of any such use, take all necessary steps to compel the discontinuance of such use.

         4.2 PRESERVATION OF DEMISED PREMISES. Tenant shall not use, or permit the Demised Premises, or any portion thereof, to be used by Tenant, any third party or the public in such manner as might reasonably tend to impair Landlord's title to the Demised Premises, or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or third persons, or of implied dedication of the Demised Premises, or any portion thereof. Nothing contained in this Lease, and no action or inaction by Landlord, shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or make any agreement that may create, or give rise to or be the foundation for any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Demised Premises other than as expressly set forth in this Lease.

         4.3 HAZARDOUS SUBSTANCES.

         (a) Subject to Section 4.3(f), Tenant shall at all times and in all respects comply with all federal, state and local laws, ordinances and regulations ("HAZARDOUS MATERIALS LAWS") relating to the industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any oil, flammable explosives, asbestos, urea formaldehyde, polychlorinated biphenyls, radioactive materials or waste, or other hazardous, toxic, contaminated or polluting materials, substances or wastes, including without limitation any "hazardous substances," "hazardous wastes,"hazardous materials" or toxic substances" under any such laws, ordinances or regulations (collectively, "Hazardous Materials") at the Demised Premises.

         (b) Subject to Section 4.3(f), Tenant shall at its own expense procure (other than a certificate of occupancy), maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant's use of the Demised Premises, including, without limitation, discharge of (appropriately treated) materials or waste into or through any sanitary sewer system serving the Demised Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Demised Premises in complete conformity with all applicable Hazardous Materials Laws and prudent industry practices regarding the management of such Hazardous Materials. Subject to
Section 4.3(f), all reporting obligations imposed by Hazardous Materials Laws are solely the responsibility of Tenant. Upon expiration or earlier termination of this Lease and subject to Section 4.3(f), Tenant shall cause all Hazardous Waste Materials (as defined in 22 CCR 66261.3) to be removed from the Demised Premises and transported for use, storage or disposal in accordance with and in complete compliance with all applicable Hazardous Materials Laws. Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in, on, about or under the Demised Premises or in any Improvements situated on the Land other than in the normal course of Tenant's business operations as now contemplated in accordance with all Hazardous Materials Laws or as necessitated by emergency considerations in accordance with all applicable Hazardous Materials Laws, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Materials in any way connected with the Demised Premises or the Improvements on the Land without first notifying Landlord of Tenant's intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord's interest with respect thereto. In addition, at Landlord's request, at the expiration of the term of this Lease, Tenant shall remove all tanks or fixtures which were placed on the Demised Premises during the term of this Lease and which contain, have contained or are contaminated with Hazardous Waste Materials.

         (c) Tenant shall immediately notify Landlord in writing of (i) any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws;
(ii) any claim made or threatened by any person against Landlord or the Demised Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and
(iii) any non- routine reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, on or about the Demised Premises or with respect to any Hazardous Materials removed from the Demised Premises, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant shall also provide to Landlord, as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations from any governmental agency of any Hazardous Materials Laws relating in any way to the Demised Premises or Tenant's use thereof. Upon written request of Landlord (to enable Landlord to defend itself from any claim or charge related to any Hazardous Materials Laws), Tenant shall promptly deliver to Landlord notices of hazardous waste manifests reflecting the legal and proper disposal of all such Hazardous Materials removed from the Demised Premises. Subject to Section 4.3(f), all such manifests shall list the Tenant or its agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Landlord.

         (d) Subject to Section 4.3(f), Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold Landlord and each of Landlord's officers, directors, partners, shareholders, affiliates, employees, agents, attorneys, successors and assigns free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including attorneys' fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) to the extent arising or resulting in whole or in part, directly or indirectly, from the presence or discharge of Hazardous Materials in, on, under, upon or from the Demised Premises or the Improvements located thereon or from the transportation or disposal of Hazardous Materials to or from the Demised Premises, to the extent brought onto the Demised Premises by Tenant whether knowingly or unknowingly, the standard herein being one of strict liability. For purposes of the indemnity provided herein, any act or omission of Tenant or its agents, employees, contractors or subcontractors (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. Subject to Section 4.3(f), Tenant's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repairs, clean-up or detoxification or decontamination of the Demised Premises or the Improvements, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration of or early termination of the term of this Lease. For purposes of the indemnity provided herein, any acts or omissions of Tenant or its employees, agents, customers, sublessees, assignees, contractors or subcontractors (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. Nothing in this Section 4.3 shall cause Tenant to be responsible for be for liabilities caused by Hazardous Materials which migrate onto the Demised Premises from neighboring properties.

         (e) Landlord may, at its expense, commission an environmental audit of the Demised Premises at any time after prior written notice thereof to Tenant; provided that such environmental audit does not unreasonably interfere with Tenant's use of the Demised Premises, or any portion thereof, and provided further that Landlord indemnifies, defends and holds harmless Tenant and its officers, agents, employees and customers from and against any loss, liabilities or damages to Tenant's machinery, equipment, fixtures and personal property, and all liability, loss or damage arising from an injury to the property of Tenant, or its officers, agents, employees or customers, and any death or personal injury to any person or persons to the extent arising out of such environmental audit except for liability, loss or damage caused by Tenant's gross negligence or willful misconduct. However, should Tenant materially breach any of its obligations set forth in this Section 4.3 in a manner that may expose Landlord to material liability, then Landlord shall have the right to require Tenant to undertake and submit to Landlord an environmental audit from an environmental company reasonably acceptable to Landlord, which audit shall evidence Tenant's compliance with this Section 4.3.

         (f) Landlord represents and warrants that, as of the date of this Lease, and limited to Landlord's actual knowledge, there are, and as of March 2, 1998 there will be, no Hazardous Materials located on the Demised Premises, other than an as required for the normal operation of the Demised Premises and in accordance with all Hazardous Materials Laws. Landlord shall indemnify, defend (with counsel reasonably acceptable to Tenant), protect and hold Tenant and each of Tenant's officers, directors, partners, shareholders, affiliates, employees, agents, attorneys, successors and assigns free and harmless from and against any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including attorneys' fees) for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) arising or resulting in whole or in part, directly or indirectly, from the presence of Hazardous Materials in, on, under, upon or from the Demised Premises or the Improvements located thereon prior to March 2, 1998, or from the transportation or disposal of Hazardous Materials to or from the Demised Premises to the extent caused by Landlord whether knowingly or unknowingly, the standard being one of strict liability.

         (g) For purposes of the indemnity provided herein, any act or omission of Landlord or its agents, employees, contractors or subcontractors (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to, Landlord. Subject to Section 4.3(f), Landlord's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repairs, clean-up or detoxification or decontamination of the Demised Promises or the Improvements, and the presence and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration of or early termination of the term of this Lease.

         (h) The obligations of Landlord and Tenant under this Section 4.3 shall survive the expiration or earlier termination of this Lease.

                                    ARTICLE V

                       PAYMENT OF TAXES, ASSESSMENTS, ETC.

         5.1 PAYMENT OF IMPOSITIONS.

         (a) Except as provided to the contrary in this Section 5.1 below, Tenant covenants and agrees to pay during the Term of this Lease, as Additional Rent, and before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all real estate taxes, regular or special assessments, water rates and charges, sewer rates and charges, including any sum or sums payable for present or future sewer or water capacity, (except as set forth in Section 2.5 above) charges for public utilities, street lighting, excise levies, licenses, permits, inspection fees, other governmental charges and all other charges or burdens of whatsoever kind and nature (including costs, fees and expenses of complying with any restrictive covenants or similar agreements (e.g. CC&R's, private assessment districts or owners' associations) to which the Land is subject as of the date of March 2, 1998), incurred in the use, occupancy, ownership, operation, leasing or possession of the Demised Premises, without particularizing by any known name or by whatever name hereafter called, and whether any of the foregoing be general or special, ordinary or extraordinary, foreseen or unforeseen (all of which are sometimes herein referred to as "Impositions"), which at any time during the Term may have been or may be assessed or levied on the Demised Promises or any portion thereof or any appurtenance thereto, rents or income therefrom, and such easements or rights as may now or hereafter be appurtenant or appertain to the use of the Demised Premises. Tenant shall pay the current portions of all special (or similar) assessments which during the Term of this Lease shall be laid, assessed, levied or imposed upon or become payable or become a lien upon the Demised Premises or any portion thereof; provided, however, that if by law any special assessment is payable (without default) or, at the option of the owner, may be paid (without default) in installments (whether or not interest shall accrue on the unpaid balance of such special assessment), Tenant may (and shall only be obligated to) pay the same, in installments as the same respectively become payable and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and the interest thereon.

         (b) Tenant shall pay all Impositions whether heretofore or hereafter levied or assessed upon the Demised Premises or any portion thereof, which are due and payable for periods during the Term of this Lease, including any Extension Term. Landlord shall pay all Impositions which are payable for periods prior to March 2, 1998 and after the termination date of the Term of this Lease. Provisions herein to the contrary notwithstanding, Landlord shall pay that portion of the Impositions and installments of special assessments due and payable in respect to the Demised Premises during the year in which the Initial Term commences and the year in which the Term ends which the number of days in said year not within the Term of this Lease bears to 365, and Tenant shall pay the balance of said current Impositions and current installments of special assessments during said years.

         (c) Notwithstanding the foregoing provisions of Section 5.1 (a) and
(b), Tenant shall not be responsible for (and Landlord shall pay prior to delinquency) any increase in ad valorem property taxes which might result from the sale of the Demised Premises during the Term of the Lease to the extent such property taxes result from the fact that the assessed value of the Demised Premises exceeds the total cost (including the cost of the Land, Shell Improvements, Tenant Improvements, "soft" costs, permits, site improvements, etc.) of the Demised Premises.

         5.2 TENANT'S RIGHT TO CONTEST IMPOSITIONS. Tenant shall have the right at its own expense to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith; provided, however, if the payment of such Imposition is necessary to properly appeal such Imposition, Tenant shall pay such imposition before delinquency; and, provided further, if there is then an uncured Event of Default hereunder, Tenant shall have first deposited with Landlord cash or a certificate of deposit payable to Landlord issued by a national bank or federal savings and loan association in the amount of the Imposition so contested and unpaid, together with all interest and penalties which may accrue in Landlord's reasonable judgment in connection therewith, and all charges that may or might be assessed against or become a charge on the Demised Premises or any portion thereof during the pendency of such proceedings. If there is then in an uncured Event of Default hereunder and if during the continuance of such proceedings, Landlord shall, from time to time, reasonably deem the amount deposited, as aforesaid, insufficient, Tenant shall, upon demand of Landlord, make additional deposits of such additional sums of money or such additional certificates of deposit as Landlord may reasonably request. If Tenant is required to make such additional deposits hereunder and Tenant fails to make same, the amount theretofore deposited may be applied by Landlord to the payment, removal and discharge of such Imposition, and the interest, fines and penalties in connection therewith, and any costs, fees (including attorneys' fees) and other liability (including costs incurred by Landlord) accruing in any such proceedings. Upon the termination of any such proceedings, Tenant shall pay the amount of such Imposition or part thereof, if any, as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, including attorneys' fees, interest, penalties, fines and other liability in connection therewith, and upon such payment, if Landlord had previously received any amounts or certificates as a deposit, Landlord shall return all amounts or certificates deposited with it with respect to the contest of such Imposition, as aforesaid, or, at the written direction of Tenant, Landlord shall make such payment out of the funds on deposit with Landlord and the balance, if any, shall be returned to Tenant. Tenant shall be entitled to the refund of any Imposition, penalty, fine and interest thereon received by Landlord which has been paid by Tenant or which has been paid by Landlord but for which Landlord has been previously reimbursed in full by Tenant. Landlord shall not be required to join in any proceedings referred to in this Section 5.2 unless the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by or in the name of Landlord, in which event Landlord shall join in such proceedings or permit the same to be brought in Landlord's name upon compliance with such conditions as Landlord may reasonably require. Landlord shall not ultimately be subject to any liability for the payment of any fees, including attorneys' fees, costs and expenses in connection with such proceedings. Tenant agrees to pay all such fees (including reasonable attorneys' fees), costs and expenses or, on demand, to make reimbursement to Landlord for such payment for fees reasonably incurred by Landlord in connection with such proceedings as provided above.

         5.3 LEVIES AND OTHER TAXES. If, at any time during the Term of this Lease, any method of taxation shall be such that there shall be levied, assessed or imposed on Landlord, or on the Base Rent or Additional Rent, or on the Demised Premises, or any portion thereof, a capital levy, gross receipts tax, transaction privilege tax or other tax on the rents received therefrom or a franchise tax, or an assessment, levy or charge measured by or based in whole or in part upon such rents, Tenant covenants to pay and discharge the same, it being the intention of the parties hereto that the rent to be paid hereunder, shall be paid to Landlord absolutely net, without deduction or charge of any nature whatsoever, foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind or description, except as in this Lease otherwise expressly provided. Nothing in this Lease contained shall require Tenant to pay any municipal, state or federal net income, franchise, or excess profits taxes assessed against Landlord, or any municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation franchise taxes imposed upon any corporate owner of the fee of the Demised Premises nor shall anything in this Lease require Tenant to pay any income tax of Landlord or any tax in the nature of income and/or franchise tax or in lieu of income tax.

         5.4 EVIDENCE OF PAYMENT. Tenant covenants to furnish Landlord, within thirty (30) days after Landlord requests the same, official receipts of the appropriate taxing authority, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of the same. The certificate, advice or bill of the appropriate official designated by law to make or issue the same or to receive payment of any Imposition or other tax, assessment, levy or charge may be relied upon by Landlord as sufficient evidence that such Imposition or other tax, assessment, levy or charge is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

         5.5 ESCROW FOR TAXES AND ASSESSMENTS. At Landlord's written demand after any Event of Default (as hereinafter defined) and for as long as such Event of Default is uncured, Tenant shall pay to Landlord the known or estimated yearly real estate taxes and assessments payable with respect to the Demised Premises in monthly payments equal to one-twelfth (11 /12) of the known or estimated yearly real estate taxes and assessments next payable with respect to the Demised Premises. From time to time, Landlord may re-estimate the amount of real estate taxes and assessments, and in such event Landlord shall notify Tenant, in writing, of such re-estimate and fix future monthly installments for the remaining period prior to the next tax and assessment due date in an amount sufficient to pay the re-estimated amount over the balance of such period after giving credit for payments made by Tenant on the previous estimate. If the total monthly payments made by Tenant pursuant to this Section 5.5 shall exceed the amount of payments necessary for said taxes and assessments, such excess shall be credited on subsequent monthly payments of the same nature; but if the total of such monthly payments so made under this paragraph shall be insufficient to pay such taxes and assessments when due, then Tenant shall pay to Landlord such amount as may be necessary to make up the deficiency. Payment by Tenant of real estate taxes and assessments under this Section 5.5 shall be considered as performance of such obligation under the provisions of Section 5.1 hereof.

         5.6 LANDLORD'S RIGHT TO CONTEST IMPOSITIONS. In addition to the right of Tenant under Section 5.2 to contest the amount or validity of Impositions, Landlord shall also have the right, but not the obligation, to contest the amount or validity, in whole or in part, of any Impositions not contested by Tenant, by appropriate proceedings conducted in the name of Landlord or in the name of Landlord and Tenant. If Landlord elects to contest the amount or validity, in whole or in part, of any Impositions, such contests by Landlord shall be at Landlord's expense; provided, however, that if the amounts payable by Tenant for Impositions are reduced (or if a proposed increase in such amounts is avoided or reduced) by reason of Landlord's contest of Impositions, Tenant shall reimburse Landlord for the costs reasonably incurred by Landlord in contesting such Impositions, but such reimbursements shall not be in excess of the amount saved by Tenant.

                                   ARTICLE VI

                                    INSURANCE

         6.1 CASUALTY INSURANCE. Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect during the Term of this Lease (including any Extension Term), commencing with March 2, 1998, policies of insurance covering the Demised Premises, including, without limitation, any Buildings constructed, installed or located on the Demised Premises, naming Landlord as an additional insured, against (a) loss or damage by fire; (b) loss or damage from such other risks or hazards now or hereafter embraced by an "Extended Coverage Endorsement, including, but not limited to, windstorm, hail, explosion, vandalism, riot and civil commotion, damage from vehicles, smoke damage, water damage and debris removal; W loss for flood if the Demised Premises are in a designated flood or flood insurance area, (d) loss or damage caused by earthquake, subject to standard deductibles (provided, however, that (i) Tenant shall not be required to maintain earthquake insurance if it is not reasonably obtainable and (ii) Tenant's financial responsibility for the premium associated with earthquake insurance shall not exceed $75,000 per year during the Initial Term or any Option Term, with Landlord having the option of paying any excess premium); and (e) loss or damage from such other risks or hazards of a similar or dissimilar nature which are now or may hereafter be customarily insured against with respect to improvements similar in construction, design, general location, use and occupancy to the Demised Premises or which may be required by Landlord's Lender. At all times, such insurance coverage shall be in an amount equal to one hundred percent (100%) of the then "Full Replacement Cost" of the Improvements. "Full Replacement Cost" shall be interpreted to mean the cost of replacing the Improvements, without deduction for depreciation or wear and tear, including costs attributable to improvements or upgrades to the Improvements required by changes in laws and regulations governing zoning, public access and accommodation, workplace conditions, public health or safety or similar matter, and it shall include, to the extent reasonably obtainable, a reasonable sum for architectural, engineering, legal, administrative and supervisory fees connected with the restoration or replacement of the Improvements in the event of damage thereto or destruction thereof. If a sprinkler system shall be located in the Improvements, sprinkler leakage insurance shall be procured and continuously maintained by Tenant at Tenant's sole cost and expense. Any deductible, self- insured retention or similar limitation on coverage shall be submitted to Landlord for its prior written approval, which shall be granted or withheld in Landlord's reasonable discretion.

         6.2 PUBLIC LIABILITY INSURANCE. From and after March 2, 1998 and through the entire Term (including any Extension Term), Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect comprehensive general liability insurance against any loss, liability or damage on, about or relating to the Demised Premises, or any portion thereof, with limits of not less than Three Million Dollars ($3,000,000) in the event of injury to one person, Five Million Dollars ($5,000,000) in respect of any one accident or occurrence, and One Million Dollars $1,000,000) for property damage. Any such insurance obtained and maintained by Tenant shall name Landlord as an additional insured therein or shall include a "loss payee" endorsement in favor of Landlord, and shall be obtained and maintained from and with a reputable and financially sound insurance company authorized to issue such insurance in the state in which the Demised Premises are located. Such insurance shall to the extent reasonably obtainable specifically insure (by contractual liability endorsement) Tenant's obligations under Section 20.3 of this Lease.

         6.3 OTHER INSURANCE.

         (a) During the Term of this Lease, commencing with March 2, 1998, Tenant, at its sole cost and expense, shall obtain and continuously maintain in full force and effect boiler and pressure vessel (including, but not limited to, pressure pipes, steam pipes and condensation return pipes) insurance, provided the Buildings contains a boiler or other pressure vessel or pressure pipes. Landlord shall be named as an additional insured "or loss payee in such policy or policies of insurance.

         (b) During the Term of this Lease commencing with March 2, 1998, Tenant, at its sole cost and expense, shall obtain and continuously maintain, in full force and effect, loss of use and business interruption or rental interruption coverage for the payment for no less than one (1) year of (i) the Base Rent and 00 those Impositions which will continue to be payable even during a period when the Demised Premises are not operational.

         (c) During the Term of this Lease, Tenant, at its sole cost and expenses shall obtain and continuously maintain in full force and effect such other insurance in such amounts against other insurable hazards which at the time are commonly insured against in the case of promises and/or buildings or improvements similar in construction, design, general location, use and occupancy to the Demised Premises if required by Landlord's construction or permanent lenders.

         6.4 ADDITIONAL INSURANCE PROVISIONS. All policies of insurance required by this Article VI shall comply with the following requirements:

         (a) They shall be payable to Landlord and, if Landlord so requests shall also be payable to any contract purchaser of the Demised Premises and/or the holder of any mortgages now or hereafter becoming a lien on the fee of the Demised Premises, or any portion thereof, as the interest of such purchaser or holder appears pursuant to a standard named insured or mortgagee clause or as an additional insured.

         (b) They shall be maintained on an "occurrences" basis.

         (c) They shall contain deductibles, self-insured retentions or similar limitations on coverage only if previously submitted to Landlord for its prior written approval, which shall be granted or withheld in Landlord's reasonable discretion, subject at all times to the requirements of Landlord's Lender, whose prior written approval shall also be required. In any event, such deductibles, self-insured retentions or similar limitations on coverage shall no higher than those which are customarily maintained for such insurance (casualty or liability) in connection with facilities similar to the Demised Premises.

         (d) Tenant shall not, on Tenant's own initiative or pursuant to request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section, unless the requirements of subsection (a) above are satisfied. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall deliver to Landlord original certificates evidencing the same.

         (e) Each policy required under this Article VI shall have attached thereto (a) an endorsement that such policy shall not be cancelled and that the coverage under such policy will not be materially changed without at least thirty (30) days prior written notice to Landlord or any mortgagee, and (b) to the extent reasonably obtainable an endorsement to the effect that the insurance as to the interest of Landlord or any mortgagee shall not be invalidated by any act or neglect of Landlord or Tenant.

         (f) They shall be written with companies reasonably satisfactory to Landlord and licensed in the state in which the Demised Promises are located. Such certificates of insurance shall be in a form reasonably acceptable to Landlord and shall be delivered to Landlord no fewer than thirty (30) days prior to March 2, 1998 (or such earlier date as Landlord's Lender may require) and, prior to expiration of such policy, new certificates of insurance shall be delivered to Landlord not less than sixty (60) days prior to the expiration of the then current policy term.

         (g) They shall be obtained from companies duly licensed to transact business in the state of California, and maintaining during the policy term a "General Policyholders Rating' of at least "A" and financial category rating of "Class W in "Best's Insurance Guide.'

         6.5 WAIVER OF SUBROGATION. Landlord and Tenant hereby mutually waive any and all rights of recovery against one another for real or personal property loss or damage occurring to the Demised Premises, or any part thereof, or any personal property therein from perils insured against under the insurance maintained hereunder for the benefit of the respective parties, and to the extent the proceeds of such insurance are actually recovered, and each shall use commercially reasonable efforts to assure that such insurance permits waiver of liability and contains a waiver of subrogation.

         6.6 TENANT'S INDEMNIFICATION OF LANDLORD. Tenant may maintain insurance coverage upon all personal property of Tenant or the personal property of others kept, stored or maintained on the Demised Premises against loss or damage by fire, windstorm or other casualties or causes for such amount as Tenant may desire. To the extent Tenant maintains such insurance, Tenant agrees that such policies shall, to the extent obtainable, name Landlord as an "additional insured" and contain a waiver of subrogation clause as to Landlord.

         6.7 UNEARNED PREMIUMS. Upon expiration or other termination of the Term of this

Lease, the unearned premiums upon any insurance policies or certificates thereof lodged with Landlord by Tenant shall, subject to the provisions of Article XIII hereof, be payable to Tenant, provided that an Event of Default does not then exist (or if an Event of Default does then exist, any excess over the amount required to cure such default shall be so payable to Tenant).

         6.8 BLANKET INSURANCE COVERAGE. Nothing in this Article VI shall prevent Tenant from taking out insurance of the kind and in the amount provided for under the preceding paragraphs of this Article VI under a blanket insurance policy or policies (and certificates thereof reasonably satisfactory to Landlord shall be delivered to Landlord) which may cover other properties owned, leased or operated by Tenant as well as the Demised Premises; provided, however, that any such policy of blanket insurance of the kind provided for shall (a) specify therein the amounts thereof exclusively allocated to the Demised Premises (or Tenant shall furnish Landlord and the holder of any fee mortgage with a written statement from the insurers under such policies specifying the amounts of the total insurance exclusively allocated to the Demised Promises), and M not contain any clause which would result in the insured thereunder being required to carry any insurance with respect to the property covered thereby in an amount not less than any specific percentage of the Full Replacement Cost of such property in order to prevent the insured therein named from becoming a co-insurer of any loss with the insurer under such policy; and further provided, however, that such policies of blanket insurance shall, as respects the Demised Premises, contain the various provisions required of such an insurance policy by the foregoing provisions of this Article VI.

                                   ARTICLE VII

                                    UTILITIES

         7.1 PAYMENT OF UTILITIES. During the Term of this Lease, Tenant shall pay, when due, all charges of every nature, kind or description for utilities furnished to the Demised Premises or chargeable against the Demised Premises, including, without limitation, all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services.

         7.2 ADDITIONAL CHARGES. In the event that any charge or fee is required after March 2, 1998 by the state in which the Demised Premises are located, or by any agency, subdivision or instrumentality thereof, or by any utility company furnishing services or utilities to the Demised Premises, or by any private association or organization with jurisdiction over the Demised Promises, as a condition precedent to furnishing or continuing to furnish utilities or services to the Demised Promises, such charge or fee shall be deemed to be a utility charge payable by Tenant. The provisions of this Section 7.2 shall include, but not be limited to, any charges or fees for future water or sewer capacity to serve the Demised Premises, any charges for the underground installation of gas or other utilities or services subsequent to the installation thereof, and other charges relating to the extension of or change in the facilities necessary to provide the Demised Premises with adequate utility services. In the event that Landlord has paid any such charge or fee after March 2, 1998, Tenant shall reimburse Landlord for such utility charge.

         7.3 LANDLORD'S RESPONSIBILITY UTILITY HOOK-UP CHARGES AND FEES. Notwithstanding anything contained in this Article VII to the contrary, (a) as of March 2, 1998, all utilities contemplated by the Improvements shall be hooked-up and fully operational and functional to the Demised Premises and all capacity, hookup and similar charges shall have been paid by Landlord, except to the extent they constitute Excess Shell Costs or Excess Tenant Improvement Costs; and (b) if any utility or service charge or fee related to capital improvements made during the Term of this Lease, whose tax depreciable life extends beyond the termination date of this Lease, Tenant shall only pay the pro rata portion of such charge or fee to the extent that such tax depreciable life is within the Term of this Lease.

                                  ARTICLE VIII

                   REPAIRS AND MAINTENANCE OF DEMISED PREMISES

         8.1 TENANT'S RESPONSIBILITIES. Tenant shall, at its own expense, keep the Demised Premises, and every part thereof, including, but not limited to, the grounds, landscaped areas, truck parking and loading and dock areas, the roof surface and roof membrane, drainage swales, gutters, downspouts, glass, interior and exterior portions of the Buildings, and the plumbing, heating, air-conditioning, wiring, elevators and other mechanical systems therein, the facilities thereof and all sidewalks, parking areas, driveways, passageways and alleys adjacent thereto and other appurtenances thereunto belonging, in good order, appearance, condition and repair, free of obstructions, dirt, rubbish, snow and debris and so as to comply fully and at all times with all present and future applicable governmental laws, rules and regulations, and covenants, conditions and restrictions to which the Demised Premises are subject as of March 2, 1998, and consistent with other comparable properties in the Market Area. Tenant agrees to make all replacements and repairs to the Demised Premises necessary to maintain the Demised Premises in the condition described in the preceding sentence. Tenant, at its own expense, shall also seal (paint) the exterior of the Buildings periodically during the Term (including any Extension
Term) of this Lease in accordance with the recommendations of the manufacturer of the material used for the exterior of said Buildings. Tenant shall maintain regular service contracts for all of the Demised Premises' (i) mechanical systems (including HVAC), (ii) roof surface and membrane, and (iii) elevator(s), and shall, upon Landlord's request, provide Landlord copies of such contracts or any other maintenance or service contracts maintained by Tenant with respect to the Demised Premises. Any such contract shall be terminable by Tenant (or its successors, including Landlord or a Lender) on not less than thirty (30) days notice to the contractor or shall provide that it does not bind a Lender. All repairs, replacements and renewals shall be at least equal in quality and class to the original work. Because Tenant is undertaking the responsibility for most aspects of the ongoing maintenance of the Demised Promises, and because this Lease contains specifically negotiated "self-help" provisions which allow Tenant, under certain circumstances, to effect repairs which are Landlord's responsibility and offset the cost of those repairs against Bass Rent, Tenant waives any provisions of California law with respect to Landlord's obligations for tenantability of the Demised Premises and Tenant's right to make repairs and deduct the expenses of such repairs from Rent. When used in this Article VIII, "repairs" shall include all necessary replacements, renewals, alterations, additions and betterments.

         8.2 LANDLORD'S RESPONSIBILITIES; MANAGEMENT FEE. Landlord shall, at its own expense; maintain and keep in good order, condition and repair (i) the structural elements of the roof, (ii) exterior and load-bearing walls (except for painting which shall be Tenant's responsibility), (iii) the Buildings foundations and all underground utilities in good order, condition and repair, except to the extent of damage or failure caused by Tenant (e.g. malfunction of utilities caused by Tenant's use). In consideration of Landlord's responsibilities under this Section 8.2, Tenant shall pay Landlord, as Additional Rent, a monthly management fee equal to one percent (1%) of the then applicable monthly Base Rent, which payment shall be due with each monthly payment of Base Rent. In the event Landlord fails to maintain and keep in good order, condition and repair the above- referenced items, and if such failure continues for ten (10) business days following delivery of written notice by Tenant to Landlord (or such longer period as may be required to complete such repair if it is diligently and continuously pursued), Tenant may cause such item or repair or maintenance to be made and offset the cost thereof against the Base Rent next due.

         8.3 SHARING OF EXPENSES OF CAPITAL ITEMS. Certain items of ongoing repair and maintenance which are Tenant's responsibility under Section 8.1, may, under generally acceptable accounting principles consistently applied, be considered to have a reasonable useful life which would extend beyond the end of the Term (a "Capital Item"). Landlord and Tenant shall share the expenses associated with such Capital Items, as follows:

         (a) Tenant shall pay all expenses related to Capital Items.

         (b) At any time Tenant intends to incur an expense related to a Capital Item, Tenant shall notify Landlord, in writing, and Landlord shall approve or disapprove such expenditure, which approval shall not be unreasonably withheld or delayed. Landlord shall not be required to approve any expenditure which is not required for the maintenance and operation of the Demised Promises.

         (c) At that time, Landlord and Tenant shall also agree on the "useful" life of the Capital Item and, shall determine a level per-year useful life allocation (the "Useful Life Allocation") of financial responsibility for that Capital Item. By way of example only, financial responsibility for a Capital Item which requires the expenditure of $50,000 and which has a five-year "useful" life would be assigned a $10,000 per year Useful Life Allocation.

         (d) The Useful Life Allocation shall be applied to the item of expense related to the Capital Item, until the full amount of such expense has been amortized, although Tenant shall have the responsibility for paying all expenses related to Capital Items when incurred.

         (e) If, at the end of the Term of Lease, including any Extension Term, there remains any unamortized Useful Life Allocation(s), Landlord shall, within thirty (30) days after the end of the Term, refund to Tenant, such unamortized Useful Life Allocations, in cash.

         8.4 TENANT'S WAIVER OF CLAIMS AGAINST LANDLORD. Except as otherwise provided in this Lease, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in, about or to the Demised Premises or any improvements hereafter erected thereon and, subject to the same limitations, Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Demised Promises and all improvements hereafter erected thereon.

         8.5 PROHIBITION AGAINST WASTE. Tenant shall not do or suffer any waste, damage, disfigurement or injury to the Demised Promises, or any improvements hereafter erected thereon, or to the fixtures or equipment therein, or permit or suffer any overloading of the floors or other use of the Improvements that would place an undue stress on the same or any portion thereof beyond that for which the same was designed.

                                   ARTICLE IX

                COMPLIANCE WITH APPLICABLE LAWS AND RESTRICTIONS

         9.1 COMPLIANCE WITH APPLICABLE LAWS AND RESTRICTIONS. Throughout the Term of this Lease, and at Tenant's sole cost and expense, Tenant shall promptly comply or cause compliance with or remove or cure any violation caused by Tenant of any and all present and future laws, rules and regulations applicable to the Demised Premises and the appropriate departments, commissions, boards, associations and officers enforcing them, and the orders, rules and regulations of the Board of Fire Underwriters where the Demised Premises are situated, or any other governmental body now or hereafter constituted exercising lawful or valid authority over the Demised Premises, or any portion thereof, or exercising authority with respect to the use or manner of use of the Demised Premises, whether or not the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change of governmental policy or require structural or extraordinary repairs, alterations or additions by Tenant and irrespective of the costs thereof. Tenant shall also comply with, observe and perform all provisions and requirements of all policies of insurance at any time in force with respect to the Demised Premises and required to be obtained and maintained under the terms of Article VI hereof, and Tenant shall comply with all development permits issued by governmental authorities issued in connection with development of the Demised Premises, copies of which shall be supplied to Tenant by Landlord promptly after issuance. Tenant acknowledges that the Land, and thereby the Demised Premises, are or shall be subject to the following additional covenants, restrictions and conditions with which Tenant shall comply throughout the term of this Lease to the same extent as provided above with the covenants, conditions, restrictions, easements and other matters of record as of the date of this Lease. Furthermore, Tenant acknowledges that after the execution of this Lease it is Landlord's intention to allow the Land to be included within the Sorrento Rim Business Park (the "Business Park") and an association of owners of nearby property which is currently expected to be known as the "Sorrento Rim Owner's Association" (the "Association"). Tenant has previously reviewed drafts of the Articles of Incorporation and Bylaws of the Association and a draft of the Declaration of Covenants,

Conditions and Restrictions for the Business Park and hereby agrees that this Lease shall be subject to covenants, conditions and restrictions on substantially the same terms as the CC&R's and will execute such documents as may be reasonably necessary to subject this Lease thereto.

         9.2 TENANT'S OBLIGATIONS. Notwithstanding that it may be usual and customary for Landlord to assume responsibility and performance of any or all of the obligations set forth in this Article IX, and notwithstanding any order, rule or regulation directed to Landlord to perform, Tenant hereby assumes such obligations because, by nature of this Lease, or as expressly provided under any other provision hereof, the rents and income derived from this Lease by Landlord are "net" rentals not to be diminished by any expense incident to the ownership, occupancy, use, leasing or possession of the Demised Premises or any portion thereof (except as expressly provided in this Lease).

         9.3 TENANT'S RIGHT TO CONTEST LAWS AND ORDINANCES. After prior written notice to Landlord, Tenant, at its sole cost and expense and without cost or expense to Landlord, shall have the right to contest the validity or application of any Applicable Laws or Restrictions in the name of Tenant or Landlord, or both, by appropriate legal proceedings diligently conducted but only if compliance with the terms of any such law or ordinance pending the prosecution of any such proceeding, may legally be delayed without incurring of any material lien, charge or liability of any kind against the Demised Premises, or any portion thereof, and without subjecting Landlord or Tenant to any material liability, civil or criminal, for failure so to comply therewith until the final determination of such proceeding; provided, however, if any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless, on the prior written consent of Landlord, which consent shall not be unreasonably withheld, may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Tenant or Landlord to criminal liability and Tenant (a) furnishes Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of any such contest or delay, (b) prosecutes the contest with due diligence and in good faith, and (c) agrees to indemnify, defend and hold harmless Landlord and the Demised Premises from any charge, liability or expense whatsoever. The security furnished to Landlord by Tenant shall be in the form of a cash deposit or a Certificate of Deposit issued by a national bank or federal savings and loan association payable to Landlord. Said deposit shall be held, administered and distributed in accordance with the provisions of Section 5.2 hereof relating to the contest of the amount or validity of any Imposition. If necessary or proper to permit Tenant so to contest the validity or application of any such law or ordinance, Landlord shall, at Tenant's sole cost and expense, including reasonable attorneys' fees incurred by Landlord, execute and deliver any appropriate papers or other documents; provided, however, that Landlord shall not be required to execute any document or consent to any proceeding which would result in the imposition of any cost, charge, expense or penalty on Landlord or the Demised Premises.

                                    ARTICLE X

                        MECHANIC'S LIENS AND OTHER LIENS

         10.1 MECHANIC'S LIENS.

         (a) Tenant shall keep the Demised Premises free from any liens arising out of work performed, materials furnished and obligations incurred by Tenant. Tenant covenants and agrees that any mechanic's lien filed against the Demised Premises for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the sole cost and expense of Tenant. This provision does not apply to any claim or lien arising out of the original construction of the Demised Premises by Landlord pursuant to this Lease.

         (b) Tenant shall have the right to contest with due diligence the validity or amount of any lien or claimed lien created by Tenant if Tenant shall give to Landlord such security as Landlord may reasonably require to insure payment thereof and prevent any sale, foreclosure or forfeiture of the Demised Premises or any portion thereof by reason of such nonpayment. On final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered with all proper costs and charges and shall have the lien released or judgment satisfied at Tenant's own expense, and if Tenant shall fail to do so, Landlord may at its option, pay any such final judgment and clear the Demised Premises therefrom. If Tenant shall fail to contest with due diligence the validity or amount of any such lien or claimed lien created by Tenant, or to give Landlord security as hereinabove provided, Landlord may, but shall not be required to, contest the validity or amount of any such lien or claimed lien or settle or compromise the same without inquiring into the validity of the claim or the reasonableness of the amount thereof. Should any lien be filed against the Demised Premises or should any action of any character affecting the title thereto be commenced, Tenant shall give to Landlord written notice thereof as soon as notice of such lien or action comes to the knowledge of Tenant.

         (c) Should Tenant fail to discharge any such lien, Landlord may, at Landlord's election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and the cost thereof shall be immediately due from Tenant as Additional Rent. Tenant shall not suffer or permit any mechanic's lien or other lien to be filed against the Demised Premises, or any portion thereof, by reason of work, labor, skill, services, equipment or materials supplied or claimed to have been supplied to the Demised Premises at the request of Tenant, or anyone holding the Demised Premises, or any portion thereof, through or under Tenant.

         (d) All materialmen, contractors, artisans, mechanics, laborers and any other person now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Demised Premises, or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic's lien or other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Demised Promises or any portion thereof.

         10.2 LANDLORD'S INDEMNIFICATION. The provisions of Section 10. 1 above shall not apply to any mechanic's lien or other lien for labor, services, materials, supplies, machinery, fixtures or equipment furnished to the Demised Premises in the performance of Landlord's obligations to construct the Improvements required by the provisions of Article 11 hereof or in the performance of Landlord's other obligations under this Lease, and Landlord does hereby agree to indemnify and defend Tenant against and save Tenant and the Demised Premises and any portion thereof harmless from all losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable attorneys' fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic's lien or other lien.

         10.3 REMOVAL OF LIENS. Except as otherwise provided for in this Article X, Tenant shall not create, permit or suffer, and shall promptly discharge and satisfy of record, any other lien, encumbrance, charge, security interest or other right or interest which shall be or become a lien, encumbrance, charge or security interest upon the Demised Premises, or any portion thereof, or the income therefrom, or on the interest of Landlord or Tenant in the Demised Premises, or any portion thereof, if such lien, encumbrance, charge, security interest or other right or interest shall result from the actions of Tenant or others acting on the behalf of or for Tenant (other than Landlord).

                                   ARTICLE XI

                 LANDLORD'S PERFORMANCE OF TENANT'S OBLIGATIONS

         In the event Tenant fails to pay or discharge any Additional Obligation, Landlord may, but shall not be obligated to, in addition to its remedies in an Event of Default, provide a factually correct written notice of such failure, and if Tenant still fails to cure such failure within ten (10) days after Tenant's receipt of such notice, Landlord may pay or perform the same, and in that event Tenant shall within ten (10) days after invoice reimburse Landlord therefor (together with interest at the Maximum Rate of Interest from the date Landlord made such payment), which amount shall be deemed Additional Rent; provided, however, that Landlord shall be entitled to pay such amount without prior notice to Tenant if Landlord reasonably believes that any further delay would expose Landlord or the Demised Premises to (i) substantial civil or criminal penalties, (ii) a potential default under a mortgage, deed of trust or similar obligation, or (iii) lack of insurance coverage as required hereunder, or is otherwise an emergency. Nothing herein contained shall be deemed as a waiver or release of Tenant from any obligation of Tenant contained in this Lease.

                                   ARTICLE XII

                               DEFAULTS OF TENANT

         12.1 EVENTS OF DEFAULT. Any one or more of the following events shall be an event of default by Tenant ("Event of Default") under this Lease:

         (a) Tenant fails to pay any Base Rent or Additional Rent or any other sum required by this Lease to be paid by Tenant when the same becomes due and payable and five (5) days has elapsed following written notice from Landlord of such failure to pay; or

         (b) Tenant fails to perform or comply with any other term hereof, and such failure shall continue for more than ten (10) days after notice thereof from Landlord, and Tenant shall not within such period commence with due diligence and dispatch the curing of such default, or, having so commenced, shall thereafter fail or neglect to prosecute or complete with due diligence and dispatch the curing of such default; or

         (c) Tenant makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due or files a petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law, or regulation, or files an answer admitting or fails to reasonably contest the material allegations of a petition filed against it in any such proceeding, or seeks or consents to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or any material part of its properties; or

         (d) Within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of any material part of its properties, such appointment has not been vacated; or

         (e) Tenant permits the abandonment or non-occupancy of the Demised Premises; or

         (f) Tenant sublets, assigns, mortgages, pledges, transfers or otherwise encumbers or disposes of its interest in the Demised Premises or this Lease, in whole or in part, in violation of Section 15.1 hereof; or

         (g) Any default under any Guaranty delivered to Landlord hereunder.

         12.2 LANDLORD'S REMEDIES. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, shall have, in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

         (a) Terminate this Lease, in which event Tenant shall immediately surrender the Demised Promises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Base Rent or Additional Rent, enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

             (i) The worth at the time of award of any unpaid Base Rent and Additional Rent which has been earned at the time of such termination; plus

             (ii) The worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

             (iii) The worth at the time of award of the amount by which the unpaid Base Rent and Additional Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

             (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

             (v) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

         (b) If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Base Rent and Additional Rent as they become due.

         (c) The term "Rent" as used in this Section 12.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in subsections (i) and (ii), above, the "worth at the time of award' shall be computed at the Maximum Rate of Interest. As used in subsection (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Nothing herein shall be deemed to relieve Landlord of its obligation to mitigate its damages following an Event of Default.

         12.3 NEW LEASE FOLLOWING TERMINATION. In the event Landlord elects to terminate this Lease and relet the Premises, it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Base Rent, Additional Rent or other sums from such tenant. The proceeds of any such reletting shall be applied as follows:

         (a) First, to the payment of any indebtedness other than Base Rent or Additional

Rent due hereunder from Tenant to Landlord, including but not limited to storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

         (b) Second, to the payment of the costs and expenses of reletting the Premises, including alterations and repairs which Landlord deems reasonably necessary and advisable, and reasonable attorneys' fees incurred by Landlord in connection with the retaking of the Demised Premises and such reletting;

         (c) Third, to the payment of Base Rent, Additional Rent and other charges due and unpaid hereunder; and

         (d) Fourth, to the payment of future Base Rent, Additional Charges and other damages payable by Tenant under this Lease.

         12.4 CUMULATIVE RIGHTS; NO WAIVER. All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be non-exclusive and cumulative. Landlord shall have the right to pursue any or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any Event of Default of Tenant hereunder shall be implied from the acceptance by Lender of any payments due hereunder (except with respect to the amount so collected) or any omission by Landlord party to take any action on account of such Event of Default if such Event of Default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

         12.5 SURRENDER OF DEMISED PREMISES. Upon any expiration or termination of this Lease, Tenant shall quit and peaceably surrender the Demised Premises and all portions thereof to Landlord, and Landlord may, upon or at any time after any such expiration or termination and without further notice, enter upon and reenter the Demised Premises and all portions thereof and possess and repossess itself thereof by force, summary proceeding, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and all portions thereof and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

         12.6 INTEREST ON UNPAID AMOUNTS. If Tenant shall commit an Event of Default, Landlord may cure the same, but shall not be required to do so, and in exercising any such right, may employ counsel and pay necessary and incidental costs and expenses, including reasonable attorneys' fees. All reasonable sums so paid by Landlord, and all reasonable and necessary costs and expenses, including reasonable attorneys' fees, in connection with the performance of any such act by Landlord, together with interest thereon at the Maximum Rate of Interest from the date of making such expenditure by Landlord, shall be deemed Additional Rent hereunder and, except as is otherwise expressly provided herein, shall be payable to Landlord within ten (10) days after written demand, and Tenant covenants to pay any such sum or sums, with interest as aforesaid, and Landlord shall have, in addition to any other right or remedy of Landlord, the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of monthly Base.

Rent. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant's failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or not incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover as damages for such breach the uninsured amount of any loss (to the extent of any deficiency between the dollar limits of insurance required by the provisions of this Lease and the dollar limits of the insurance actually carried by Tenant) and reasonable costs and expenses, including reasonable attorneys' fees, suffered or incurred by reason thereof occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

                                  ARTICLE XIII

                           DESTRUCTION AND RESTORATION

         13.1 DESTRUCTION AND RESTORATION.

         (a) Tenant covenants and agrees that, in case of damage to or destruction of the Improvements during the Term, whether by fire or otherwise, subject to the provisions of subsection (b), below, Tenant shall make sufficient funds available to Landlord, and subject to Tenant providing such sufficient funds, Landlord shall promptly restore, repair, replace and rebuild the same as nearly as possible to the condition that the same were in immediately prior to such damage or destruction with such changes or alterations as may be reasonably acceptable to Landlord and Tenant or required by Applicable Land Use Laws and Restrictions then in effect. Tenant shall immediately give Landlord written notice of such damage or destruction upon Tenant's or any assignee's or subtenant's knowledge of the occurrence thereof and specify in such notice, in reasonable detail, the extent thereof. Such restorations, repairs, replacements, rebuilding, changes and alterations, including the cost of temporary repairs for the protection of the Demised Premises, or any portion thereof, pending completion thereof are sometimes hereinafter referred to as the "Restoration." Landlord shall be entitled to recover all "soft" costs incurred in connection with Landlord's performance of the Restoration including a fee competitive with others providing similar services. The Restoration shall be carried on and completed in accordance with the provisions and conditions of Section 13.2 hereof.

         (b) If the amount of the insurance proceeds recovered from the policy or policies maintained (or required to be maintained) by Tenant, as described in
Article VI of this Lease, is reasonably deemed insufficient by a qualified contractor, reasonably acceptable to Tenant and Landlord (or Landlord's lender, as the case may be) to complete the Restoration of such Improvements (exclusive of Tenant's personal property and trade fixtures which shall be restored, repaired or rebuilt, at Tenant's discretion, out of Tenant's separate funds), Tenant shall, upon request of Landlord (or by Landlord's lender, as the case may be), deposit with Landlord (or Landlord's Lender or insurance carrier, if required) a cash deposit equal to fifty percent (50%) of W the reasonable estimate of the amount necessary to complete the Restoration of such Improvements less (ii) the amount of such insurance proceeds available (the "UNFUNDED RESTORATION COST"), with Landlord being responsible for the remaining fifty percent (50%) of the Unfunded Restoration Cost;

provided that Landlord shall have no responsibility for any Unfunded Restoration Cost and Tenant shall be fully responsible for any Unfunded Restoration Cost to the extent fl) it is the result of Tenant's failure to maintain the insurance required to be maintained pursuant to Article VI hereof, (i) sufficient insurance proceeds are not available due to an act or omission by Tenant, or
(iii) the amount of the Unfunded Restoration Cost is less than Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, if Landlord is prohibited from effecting the Restoration of the Demised Premises due to applicable governmental laws, rules or regulations then in effect, Landlord shall not be required to effect such Restoration and this Lease shall terminate. The provisions of this
Article XIII shall be subject to and superseded by the contrary requirements of any Lender as contained in any mortgage, deed of trust, ground lease or similar instrument of which Tenant has actual or constructive notice.

         13.2 APPLICATION OF INSURANCE PROCEEDS.

         (a) All moneys recovered from the insurance policy or policies maintained (or required to be maintained) by Tenant, shall be paid directly to Landlord (or hold by Landlord's lender, if required) on account of such damage or destruction. Such amounts, less the reasonable costs, if any, incurred by Landlord in recovering such funds, shall be applied to the payment of the costs of the Restoration and shall be paid out from time-to-time as the Restoration progresses upon the written request of Tenant, accompanied by a certificate of the architect or a qualified professional engineer in charge of the Restoration stating that as of the date of such certificate (a) the sum requested is justly due to the contractors, subcontractors, materialmen, laborers, engineers, architects, or persons, firms or corporations furnishing or supplying work, labor, services or materials for such Restoration, and when added to all sums previously paid out does not exceed the value of the Restoration performed to the date of such certificate by all of said parties; M except for the amount, if any, stated in such certificates to be due for work, labor, services or materials, there is no outstanding indebtedness known to the person signing such certificate, after due inquiry, which is then due for work, labor, services or materials in connection with such Restoration, which, if unpaid, might become the basis of a mechanic's lien or similar lien with respect to the Restoration or a lien upon the Demised Premises, or any portion thereof; and (c) the costs, as estimated by the person signing such certificate, of the completion of the Restoration required to be done subsequent to the date of such certificate in order to complete the Restoration do not exceed the sum of the remaining insurance moneys, plus the amount deposited by the parties (as applicable) after payment of the sum requested in such certificate.

         (b) Subject to the provisions of Section 13.1 (b), hereof, if the insurance moneys and such other sums, if any, deposited with Landlord (or with Landlord's lender) pursuant to Section 13.1 (a) or (b) hereof, shall be insufficient to pay the entire costs of the Restoration, Tenant agrees to pay any deficiency promptly upon demand. Upon completion of the Restoration and payment in full thereof by Tenant, Landlord shall, within a reasonable period of time, turn over to Tenant all insurance moneys or other moneys then remaining upon the parties' joint, good-faith determination that the Restoration has been paid for in full and the damaged or destroyed Buildings and other Improvements repaired, restored or rebuilt as nearly as possible to the condition they were in immediately prior to such damage or destruction, or with such changes or alterations as may be made in conformity with Section 13.1 and Article XIX hereof.

         13.3 CONTINUANCE OF TENANT'S OBLIGATIONS. Except as provided for in this Section 13.3 and in Section 13.6, no destruction of or damage to the Demised Premises, or any portion thereof, by fire, casualty or otherwise shall permit Tenant to surrender this Lease or shall relieve Tenant from its liability to pay to Landlord the Base Rent and Additional Rent payable under this Lease or from any of its other obligations under this Lease, and Tenant waives any rights now or hereafter conferred upon Tenant by present or future law or otherwise to quit or surrender this Lease or the Demised Premises, or any portion thereof, to Landlord or to any suspension, diminution, abatement or reduction of rent an account of any such damage or destruction.

         13.4 AVAILABILITY OF INSURANCE PROCEEDS. To the extent that any insurance moneys which would otherwise be payable and used in the Restoration of the damaged or destroyed Improvements are paid to any mortgagee of Landlord and applied in payment of or reduction of the sum or sums secured by any such mortgage or mortgages made by Landlord on the Demised Premises, Landlord shall make available, for the purpose of Restoration of such Improvements, an amount equal to the amount payable to its mortgagee out of such proceeds, and such sum shall be applied in the manner provided in Section 13.2 hereof.

         13.5 COMPLETION OF RESTORATION. The foregoing provisions of this
Article XIII apply only to damage or destruction of the Improvements by fire, casualty or other cause occurring after March 2, 1998. Any such damage or destruction occurring prior to such time shall be restored, repaired, replaced and rebuilt by Landlord.

         13.6 TERMINATION OF LEASE. If, within twelve (12) months prior to the expiration of the term of this Lease, the Improvements shall be destroyed or damaged to such an extent that the Restoration thereof is reasonably estimated to take more than sixty (60) days to complete, Tenant shall compute the amount of the net proceeds of the insurance resulting therefrom (to be collected and held by Landlord (or Landlord's lender)), and, provided that no Event of Default of Incipient Default is then in existence, and further provided that Tenant has fully and properly maintained the insurance required to be maintained hereunder, if Tenant shall be unable or unwilling to restore such damage or destruction for occupancy by Tenant, Tenant shall, within thirty (30) days following the occurrence of such destruction or damage, notify Landlord, in writing, of such fact, which notice shall be accompanied by a detailed statement of the nature and extent of such damage or destruction, detailed estimates of the total cost of Restoration, a statement of the amount which may be required to restore such damage or destruction, and a statement of the amount of insurance proceeds which will be available to restore such damage or destruction. Tenant shall hive the option, at that time, to terminate this Lease and surrender the Demised Premises to Landlord by a notice, in writing, addressed to Landlord, specifying such election accompanied by Tenant's payment of the balance of the Base Rent and Additional Rent due for the remainder of the term of this Lease and other charges hereafter specified in this Section 13.6, provided that Tenant shall be entitled to a credit against such amount for the amount of loss of use and business interruption insurance Tenant which is or will be actually paid to Landlord. Upon the giving of such notice and the payment of such amounts (or evidence that such payment will be made), the term of this Lease shall cease and come to an end on a day to be specified in Tenant's notice, which date shall not be more than thirty (30) days after the date of delivery of such notice by Tenant to Landlord. In such event Landlord shall be entitled to the proceeds of all insurance required to be maintained by Tenant hereunder and Tenant shall execute all documents reasonably requested by Landlord to allow such proceeds to be paid to Landlord or as Landlord may otherwise direct (e.g. to Landlord's lender).

                                   ARTICLE XIV

                                  CONDEMNATION

         14.1 CONDEMNATION OF ENTIRE DEMISED PREMISES. If, during the Initial Term of this Lease or any extension or renewal thereof, the entire Demised Premises or the entire Buildings shall be taken as the result of the exercise of the power of eminent domain (hereinafter referred to as the "Proceedings"), this Lease and all right, title and interest of Tenant hereunder shall cease and come to an end on the date of vesting of title pursuant to such Proceedings. In any taking of the Demised Premises, or any portion thereof, whether or not this Lease is terminated as in this Article provided, Tenant shall not be entitled to any portion of the award for the taking of the Demised Premises or damage to the Improvements, except as otherwise provided in Section 14.3 with respect to the restoration of the Improvements, and Tenant hereby waives any right it now has or may have under present or future law to receive any separate award of damages for its interest in the Demised Promises or any portion thereof, except that Tenant shall have, nevertheless, the limited right to prove in the Proceedings and to receive any award which may be made for damages to or condemnation of Tenant's movable trade fixtures and equipment or alterations to the Demised Premises for which Tenant has directly paid (i.e. not Tenant Improvements paid for with the Tenant Improvements Allowance), for goodwill, and for Tenant's relocation costs in connection therewith.

         14.2 PARTIAL CONDEMNATION/TERMINATION OF LEASE. If, during the Term of this Lease, an amount of the entire Demised~ Premises is taken in a Proceeding which is less than the entire Demised Premises but is so much that the utility and functionality of the Demised Premises for Tenant's intended use (as described in Section 4. 1, hereof) is materially and adversely affected (including as a result of the taking of a portion of the area of the Demised Premises used for vehicular parking), notwithstanding the restoration of the Demised Premises as provided below, Tenant may, at its option, and subject to the requirements of this Section 14.2 terminate this Lease as to the remainder of the Demised Premises not so taken. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to the preceding sentence unless (a) the business of Tenant conducted in the portion of the Demised Premises taken cannot reasonably be carried on with substantially the same utility and functionality in the remainder of the Demised Promises, and (b) Tenant (or Landlord for Tenant) cannot construct or secure on the Demised Premises substantially similar space to the space so taken and as a substantially integrated whole with the remaining portion of the Demised Promises. Furthermore, Tenant may terminate this Lease following such a taking if (i) the remainder of the Demised Premises cannot be restored as described in this Section 14.2 within one hundred eighty 0 80) days, or (ii) Tenant is deprived of the use of the Demised Premises for more than ninety (90) consecutive days, following the date of vesting of title in such Proceedings. Such termination as to the remainder of the Demised Premises shall be effected by notice in writing given not more than thirty (30) days after the date of vesting of title in such Proceedings, and shall specify a date no more than thirty (30) days after the giving of such notice as the date for such termination. Upon the date specified in such notice, the Term of this Lease, and all right, title and interest of Tenant hereunder, shall cease and come to an and. If this Lease is terminated as provided in this Section 14.2, Landlord shall be entitled to and shall receive the total award made in such Proceedings, Tenant hereby assigning any interest in such award, damages, and compensation to Landlord, and Tenant hereby waiving any right Tenant now has or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises or any portion thereof or its interest in this Lease, except as otherwise provided in Section 14.1. The right of Tenant to terminate this Lease as provided in this Section 14.2, shall not cure or otherwise release Tenant from any then existing breach of Tenant's performance of any of the terms, covenants or conditions of this Lease an its part to be performed. In the event that Tenant elects not to terminate this Lease as to the remainder of the Demised Premises, the rights and obligations of Landlord and Tenant shall be governed by the provisions of Section 14.3 hereof.

         14.3 PARTIAL CONDEMNATION /CONTINUATION OF LEASE. If this Lease is not terminated as provided in Section 14.2 hereof, then this Lease shall, upon vesting of title in the Proceedings, terminate as to the parts so taken, and Tenant shall have no claim or interest in the award, damages, consequential damages and compensation, or any part thereof except as otherwise provided in
Section 14.1, Tenant hereby waiving any right Tenant now has or may have under present or future law to receive any separate award of damages for its interest in the Demised Premises or any portion thereof or its interest in this Lease, except as otherwise provided in Section 14.1 and except that Tenant shall have the right to apply to Landlord for reimbursement as hereinafter provided from such funds as specified in this Section 14.3. The net amount of the award (after deduction of all costs and expenses, including attorneys' fees) shall be held by Landlord (or Landlord's lender) and applied as hereinafter provided. Landlord, in such case, covenants and agrees, at Landlord's sole cost and expense promptly to restore that portion of the Improvements on the Demised Premises not so taken to a complete architectural and mechanical unit for the use and occupancy of Tenant as provided in this Lease. In the event that the net amount of the award (after deduction of all costs and expenses, including attorneys' fees) that may be received by Landlord in any such Proceedings for physical damage to the Improvements as a result of such taking, and held by Landlord (or Landlord's lender) for restoration of the Demised Premises, is insufficient to pay all costs of such restoration work, Landlord shall pay the difference. Tenant shall not be liable for any additional sum.

         14.4 CONTINUANCE OF OBLIGATIONS. In the event of any termination of this Lease or any part thereof as a result of any such Proceedings, Tenant shall pay to Landlord all Base Rent, all Additional Rent and other charges payable hereunder with respect to that portion of the Demised Premises so taken in such Proceedings with respect to which this Lease shall have terminated justly apportioned to the date of such termination. From and after the date of vesting of possession in such Proceedings, Tenant shall continue to pay the Base Rent, Additional Rent and other charges payable hereunder as in this Lease provided to be paid by Tenant, subject to an abatement of a just and proportionate part of the Base Rent according to the extent and nature of such taking as provided for in Sections 14.3 and 14.5 hereof in respect to the Demised Premises remaining after such taking.

         14.5 ADJUSTMENT OF RENT. In the event of a partial taking of the Demised Premises under Sections 14.2 or 14.3 hereof in which case this Lease is not terminated, the Base Rent for the period from and after the date of vesting of title in such Proceedings, until the termination of this Lease, shall be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the total square footage of the Buildings after such taking and after the same shall have been restored to a complete architectural unit, and the denominator of which is the total square footage of the Buildings prior to such taking.

                                   ARTICLE XV

                          ASSIGNMENT, SUBLETTING, ETC.

         15.1 RESTRICTION ON TRANSFER. Tenant shall not sublet the Demised Premises or any portion thereof, nor assign, mortgage, pledge, transfer or otherwise encumber or dispose of this Lease or any interest therein, or in any manner assign, mortgage, pledge, transfer or otherwise encumber or dispose of its interest or estate in the Demised Premises or any portion thereof (a -Transfer") without obtaining Landlord's prior written consent in each and every instance. For purposes of this Lease a Transfer shall be deemed to include 0) any sale or similar transfer of more than fifty percent (50%) of the outstanding voting securities of Tenant, or (ii) a sale of substantially all of the assets of Tenant. Landlord's consent to a Transfer under this Section 15. 1 shall not be unreasonably withheld or delayed, provided the following conditions are complied with:

         (a) Any Transfer of this Lease shall transfer to the assignee all of Tenant's right, title and interest in this Lease and all of Tenant's estate or interest in the Demised Premises.

         (b) At the time of any Transfer and at the time Tenant requests Landlord's written consent thereto, this Lease must be in full force and effect without any uncured Event of Default or Incipient Default thereunder on the part of Tenant.

         (c) Any such transferee shall assume, by written, recordable instrument, in form and content satisfactory to Landlord, the due performance of all of Tenant's obligations under this Lease from and after the time of the effective date of the assignment, and such assumption agreement shall state that the same is made by the transferee for the express benefit of Landlord as a third party beneficiary thereof. A copy of the assignment and assumption agreement, both in form and content satisfactory to Landlord, fully executed and acknowledged by transferee, together with a certified copy of a properly executed corporate resolution (if the transferee be a corporation) authorizing the execution and delivery of such assumption agreement, shall be sent to Landlord ten (10) days prior to the effective date of such assignment. No Transfer shall relieve Tenant from any of Tenant's obligations contained in this Lease and Tenant shall remain fully liable hereunder.

         (d) In the case of a subletting, a copy of any sublease fully executed and acknowledged by Tenant and the sublessee shall be mailed to Landlord ten
(10) days prior to the effective date of such subletting, which sublease shall be in form and content acceptable to Landlord. Each sublease permitted under this Section 15.1 shall contain provisions to the effect that (i) such sublease is only for actual use and occupancy by the sublessee; (i) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Landlord thereunder; and (iii) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Landlord's option, attorn to Landlord and waive any rights the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease.

         (e) Any and all compensation paid to Tenant, in whatever form, in consideration of such Transfer, including any differential between Base Rent and rent paid to Tenant by such transferee, or any assignment fee or any other amount which can be attributed to the Transfer shall be paid directly by such transferee to Landlord.

         (f) Tenant agrees to pay on behalf of Landlord any and all reasonable costs of Landlord, including reasonable attorneys' fees paid or payable to outside counsel, occasioned by such assignment or subletting.

         15.2 TRANSFER TO AFFILIATES; SALE OR MERGER; COLLATERAL ASSIGNMENT. Notwithstanding the foregoing provisions of Section 15.1, Tenant shall be permitted to assign its rights under this Lease, without prior consent, in connection with (i) an initial public offering of Tenant's stock, (ii) the sale or transfer of substantially all of the assets of Tenant or the merger of Tenant into another entity, provided the buyer, transferee or merged entity has a shareholder's equity which is, as of the date of such sale or transfer, at least as much as is Tenant's as of the date of this Lease and has a shareholder's equity-to-debt ratio of no less than 1:1, or (iii) the granting of a security interest in, or a collateral assignment of, Tenant's rights under this Lease in connection with indebtedness incurred by Tenant to a bona fide third party lender in an arms-length transaction, provided, that in any such case Tenant shall be required to give Landlord written notice of that assignment or subletting within thirty (30) days thereafter, including written evidence of the identity of the assignee or sublessee (actual or deemed) and, if applicable, its affiliation with Tenant and the terms Of such assignment. On the foreclosure or assignment-in-lieu of foreclosure of a collateral assignment (e.g. leasehold deed of trust) of Tenant's interest in this Lease (as permitted above), Landlord shall enter into a new lease ("Now Lease") with the successor to Tenant's interest in this Lease ("Successor") on the same terms and conditions expressed in this Lease, effective as of the date of the foreclosure or assignment-in-lieu of foreclosure, and for the balance of the Term thereafter, provided the Successor also executes the New Lease. No Transfer under this Section 15.2 shall relieve Tenant from any of Tenant's obligations contained in this Lease and Tenant shall remain fully liable hereunder.

         15.3 RESTRICTION AGAINST FURTHER ASSIGNMENT. Notwithstanding anything contained in this Lease to the contrary and notwithstanding any consent by Landlord to any Transfer of Tenant's interest in the Demised Premises or any portion thereof or to any assignment of this Lease or of Tenant's interest or estate in the Demised Premises, except as provided in Sections 15.1 and 15.2 above, no sublessee shall assign its sublease nor further sublease the Demised Premises or any portion thereof, and no assignee shall further assign its interest in this Lease or its interest or estate in the Demised Premises or any portion thereof, nor sublease the Demised Premises or any portion thereof, without Landlord's prior written consent in each and every instance, which consent shall be granted or withheld in Landlord's reasonable discretion.

         15.4 TENANT'S FAILURE TO COMPLY. Tenant's failure to comply with all of the foregoing provisions and conditions of this Article XV shall, at Landlord's option, render any purported assignment or subletting null and void and of no force and effect.

                                   ARTICLE XVI

                         SUBORDINATION, NONDISTURBANCE,
                       NOTICE TO MORTGAGEE AND ATTORNMENT

         16.1 SUBORDINATION BY TENANT. This Lease and all rights of Tenant therein and all interest or estate of Tenant in the Demised Premises or any portion thereof shall be subject and subordinate to the lien of any mortgage, dead of trust, security instrument or other document of like nature (collectively, "Mortgage"), which at any time after the date of this Lease may be placed upon the Demised Premises or any portion thereof, and to each and every advance made under any such Mortgage. Tenant agrees at any time hereafter, to execute and deliver to Landlord any instruments, releases or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease to the lien of any such Mortgage. It is agreed, nevertheless, that so long as an Event of Default does not exist, that such subordination agreement or other instrument, release or document shall not interfere with, hinder or molest Tenant's right to quiet enjoyment under this Lease, shall not modify the terms of this Lease, nor the right of Tenant to continue to occupy the Demised Premises and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease. The lien of any such Mortgage shall not cover Tenant's trade fixtures or other personal property located in or on the Demised Premises. Landlord shall deliver to Tenant a commercially reasonable nondisturbance agreement executed by all lenders having a lien on the Demised Premises on March 2, 1998 as a condition precedent in Tenant's favor, and from each future lender as a condition to Tenant's subordination or attornment hereunder.

         16.2 LANDLORD'S DEFAULT. In the event of any act or omission of Landlord constituting a default by Landlord, other than Landlord's failure to have the Improvements substantially completed on a timely basis as provided in
Article 11 and to make the same fully available to Tenant as therein provided, Tenant shall not exercise any remedy until Tenant has given Landlord and any mortgagee whose name and address have been previously provided to Tenant prior written notice of such act or omission and until a 30-day period of time to allow Landlord or the mortgagee to remedy such act or omission shall have elapsed following the giving of such notice;

provided, however, if such act or omission cannot with due diligence and in good faith be remedied within such 30-day period, Landlord and/or mortgagee shall be allowed such further period of time as may be reasonably necessary provided that it shall have commenced remedying the same with due diligence and in good faith within said 30-day period. In the event any act or omission of Landlord which constitutes a Landlord's default hereunder results in an immediate threat of bodily harm to Tenant's employees, agents or invitees or damage to Tenant's property, or exposes Tenant to criminal liability, Tenant may proceed to cure the default without prior notice to Landlord or its mortgagee and offset the cost thereof against Base Rent next due and payable; provided, however, in that event Tenant shall give written notice to Landlord and its mortgagee as soon as possible after commencement of such cure. Nothing herein contained shall be construed or interpreted as requiring any mortgagee to remedy such act or omission.

         16.3 ATTORNMENT. Subject to Section 16.1 above, if any mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Demised Premises, whether through possession or foreclosure or the delivery of a deed to the Demised Promises, then, upon the written request of such mortgagee so succeeding to Landlord's rights hereunder, Tenant shall attorn to and recognize such mortgagee as Tenant's landlord under this Lease, and shall promptly execute and deliver any instrument that such mortgagee may reasonably request to evidence such attornment (whether before or after making of the mortgage). In the event of any other transfer of Landlord's interest hereunder, upon the written request of the transferee and Landlord, Tenant shall attorn to and recognize such transferee as Tenant's landlord under this Lease and shall promptly -execute and deliver any instrument that such transferee and Landlord may reasonably request to evidence such attornment.

                                  ARTICLE XVII

                                      SIGNS

         Tenant shall be allowed Buildings signage during the Term of this Lease, provided that such sign or signs (a) do not cause any structural damage or other material damage to the Buildings; (b) comply with and do not violate applicable governmental laws, ordinances, rules or regulations; (c) comply with and do not violate any existing restrictions affecting the Demised Premises and which are of a matter of record as of the date of this Lease; (d) are compatible with the architecture of the Buildings and the landscaped area adjacent thereto, and (e) the design, size and location of such signs have been mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed. The cost of such signs shall be entirely Tenant's separate expense.

                                  ARTICLE XVIII

                         FINANCIAL STATEMENTS OF TENANT

         From time to time, at Landlord's request, Tenant shall provide Landlord with Tenant's most recent financial statements in form and content reasonably satisfactory to Landlord and Landlord's lenders (which, if Tenant is an entity which files periodic financial disclosures to securities regulatory authorities, shall be those which are periodically filed with those authorities). Landlord may provide copies of those financial statements to current and prospective lenders, investors and buyers, identified in writing to Tenant, for examination and review. Landlord shall keep all such financial statements strictly confidential and may provide copies of such financial statements to such other parties only upon receiving in return a covenant from each recipient that such recipient shall keep the financial statements confidential except with the prior written consent of Tenant.

                                   ARTICLE XIX

                             CHANGES AND ALTERATIONS

         Tenant shall not have the right to make such changes or alterations, structural or otherwise, to the Buildings, improvements and fixtures hereafter erected on the Demised Premises without first complying with the following conditions:

         (a) PERMITS. No change or alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal, state and federal permits and authorizations of the various governmental bodies and departments having jurisdiction thereof, and Landlord agrees to join in the application for such permits or authorizations whenever such action is necessary, all at Tenant's sole cost and expense, provided such applications do not cause Landlord to become liable for any cost, fees or expenses.

         (b) LANDLORD APPROVAL; COMPLIANCE WITH PLANS AND SPECIFICATIONS. Before commencing any change, alteration, restoration or construction (hereinafter sometimes referred to as "WORK") involving in the aggregate an estimated cost of more than Fifty Thousand and No/100ths Dollars ($50,000) or which, in Landlord's reasonable judgment, would alter the mechanical, structural or electrical components of the Demised Promises, Tenant shall obtain Landlord's prior written consent, which consent shall not be unreasonably withheld; 00 furnish Landlord with detailed plans and specifications of the proposed change or alteration, which shall also be subject to Landlord's prior written approval, which shall not be unreasonably withheld; (iii) obtain Landlord's prior written approval of a licensed architect or licensed professional engineer selected and paid for by Tenant who shall approve any such work (hereinafter referred to as "ALTERATIONS ARCHITECT OR ENGINEER"); and (v) obtain Landlord's prior written approval (which shall not be unreasonably withheld or delayed) of detailed plans and specifications prepared and approved in writing by said Alterations Architect or Engineer and of each amendment and change thereto, and (v) for any Work involving in the aggregate an estimated cost of more than Fifty Thousand Dollars 050,000), furnish to Landlord a surety company performance bond issued by a surety company licensed to do business in the state in which the Demised Premises are located and reasonably acceptable to Landlord in an amount equal to the estimated cost of such work guaranteeing the completion thereof within a reasonable time thereafter (1) free and clear of all mechanic's liens or other liens, encumbrances, security interests and charges, and (2) in accordance with the plans and specifications approved by Landlord.

         (c) VALUE MAINTAINED. Any change or alteration shall, when completed, be of such character so as not to reduce the value of the Demised Premises or the Buildings to which such change or alteration is made below its value or utility to Landlord immediately before such change or alteration, nor shall such change or alteration reduce the area or cubic content of the Buildings to use without Landlord's express written consent.

         (d) COMPLIANCE WITH LAWS. All Work done in connection with any change or alteration shall be done promptly and in a good and workmanlike manner and in compliance with all building and zoning laws of the place in which the Demised Premises are situated, and in compliance with all laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, and in accordance with the orders, rules and regulations of the Board of Fire Underwriters where the Demised Premises are located or any other body exercising similar functions. The cost of any such change or alteration shall be paid in cash so that the Demised Premises and all portions thereof shall at all times be free of liens for labor and materials supplied to the Demised Premises or any portion thereof. The Work or any change or alteration shall be prosecuted with reasonable dispatch, delays due to strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions or similar causes beyond the control of Tenant excepted. Tenant or Tenant's contractor or subcontractor shall obtain and maintain at its sole cost and expense during the performance of the Work workers' compensation insurance covering all persons employed in connection with the Work and with respect to which death or injury claims could be asserted against Landlord or Tenant or against the Demised Premises or any interest therein, together with comprehensive general liability insurance for the mutual benefit of Landlord and Tenant with limits of not less than One Million Dollars ($1,000,000.00) in the event of injury to one person, Three Million Dollars ($3,000,000.00) in respect to any one accident or occurrence, and Five Hundred Thousand Dollars ($500,000.00) for property damage, and the fire insurance with "extended coverage" endorsement required by Section
6.1 hereof shall be supplemented with "builder's risk" insurance on a completed value form or other comparable coverage on the Work if the cost of such work will be in excess of Fifty Thousand Dollars ($50,000.00). All such insurance shall be in a company or companies authorized to do business in the state in which the Demised Premises are located and reasonably satisfactory to Landlord, and all such policies of insurance or certificates of insurance shall be delivered to Landlord endorsed "Premium Paid' by the company or agency issuing the same, or with other evidence of payment of the premium satisfactory to Landlord.

         (e) PROPERTY OF LANDLORD. All improvements and alterations (other than Tenant's movable trade fixtures, furniture and equipment) made or installed by Tenant shall, immediately upon completion or installation thereof, become the property of Landlord without payment therefor by Landlord, and shall be surrendered to Landlord on the expiration of the Term of this Lease unless and to the extent Tenant removes the same upon termination or expiration of the Term in which event they shall remain the property of Tenant. In no event shall Tenant be obligated to remove all or any part of such improvements or alterations.

         (f) LOCATION OF IMPROVEMENTS. No change, alteration, restoration or new construction shall be in, or connect the Improvements with, any property, building or other improvement located outside the boundaries of the parcel of land described in Exhibit "A" attached hereto, nor shall the same obstruct or interfere with any existing easement.

         (g) REMOVAL OF IMPROVEMENTS. As a condition to granting approval for any changes or alterations, Landlord may require Tenant, by written notice to Tenant given at or prior to the time of granting such approval, to remove any improvements, additions or installations installed by Tenant in the Demised Premises at Tenant's sole cost and expense at the end of the term of this Lease and repair and restore any damage caused by the installation and removal of such improvements, additions, or installations; provided, however, the only improvements, additions or installations which Tenant shall remove shall be those specified in such notice and those Tenant elects to remove pursuant to subsection 19(e) above. Tenant shall not be obligated to remove any improvements, additions or installations installed by Tenant which did not require Landlord's prior approval as provided for in this Section 1 9(g).

         (h) NOTICE TO LANDLORD. Regardless of whether Landlord's consent is required to any change or alteration to the Demised Premises made or to be made by Tenant, such changes or alterations shall not be commenced until two (2) business days notice after Landlord has received notice from Tenant stating the date such changes or alterations are to commence so that Landlord can post and record an appropriate notice of nonresponsibility.

                                   ARTICLE XX

                            MISCELLANEOUS PROVISIONS

         20.1 ENTRY BY LANDLORD. Tenant agrees to permit Landlord and authorized representatives of Landlord to enter upon the Demised Premises at all reasonable times during ordinary business hours upon at least one (1) business day's advance notice to Tenant for the purpose of inspecting the same and making any repairs required to be made thereto by Landlord under the terms of this Lease, or as required to be made thereto by Tenant under the terms of this Lease provided that Landlord shall have first given written notice to Tenant to make such repairs and Tenant shall have failed to make such repairs within thirty
(30) days after notice, and provided further, that Landlord shall be allowed to enter upon the Demised Premises during an emergency. Nothing herein contained shall imply any duty upon the part of Landlord to do any such work which, under any provision of this Lease, Tenant may be required to perform, and the performance thereof by Landlord shall not constitute a waiver of Tenant's default in failing to perform the same. Landlord may, during the progress of any work, keep and store upon the Demised Premises all necessary materials, tools and equipment in areas designated by Tenant. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making such repairs or the performance of any such work in or about the

Demised Premises or on account of bringing material, supplies and equipment into, upon or through the Demised Premises during the course thereof, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever; except that Landlord shall use its best efforts to not unreasonably interfere with Tenant's use of the Demised Premises, or any portion thereof, by reason of Landlord's making such repairs or the performance of any such work in or about the Demised Premises or on account of bringing materials, supplies and equipment into, upon or through the Demised Premises during the course thereof. Tenant may accompany Landlord on any inspection or entry by Landlord.

         20.2 EXHIBITION OF DEMISED PREMISES. Landlord is hereby given the right during usual business hours upon at least one (1) business days' advance notice to Tenant at any time during the Term of this Lease to enter upon the Demised Premises and to exhibit the same for the purpose of mortgaging or selling the same. During the final year of the Term, Landlord shall be entitled (i) to display on the Demised Promises in such manner as to not unreasonably interfere with Tenant's business, signs reasonably approved as to design and location by Tenant indicating that the Demised Premises are for rent and/or sale and suitably identifying Landlord or its agent, and (ii) upon at least two (2) business days' advance notice to Tenant, to exhibit the Demised Premises to prospective tenants.

         20.3 INDEMNIFICATION BY TENANT. To the fullest extent allowed by law, Tenant shall at all times indemnify, defend and hold Landlord harmless against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations, arising from the conduct or management, or from any work or things whatsoever done in or about the Demised Premises during the Term of this Lease, other than as a result of the sole gross negligence or willful misconduct of Landlord or its officers, agents, employees, contractors or subcontractors, or as a result of Landlord's breach of its obligations under this Lease, and Tenant shall further indemnify, defend and hold Landlord harmless against and from any and all claims arising during the Term of this Lease from any condition of the Improvements (other than defects in construction of the initial Improvements) or other items Landlord is required to repair or maintain, or of any passageways or space therein, other than as a result of the sole gross negligence or willful misconduct of Landlord or its officers, employees, agents, contractors or subcontractors or as a result of Landlord's breach of its obligations under this Lease, or arising from any act or negligence of Tenant, its agents, servants, employees or licenses, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Term of this Lease in or about the Demised Premises, other than as a result of the sole gross negligence or willful misconduct of Landlord or its officers, employees, agents, contractors or subcontractors, or as a result of Landlord's breach of its obligations under this Lease, and from and against all costs, attorneys' fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, covenants to defend such action or proceeding by counsel reasonably satisfactory to Landlord. Tenant's obligations under this Section 20.3 shall be insured by contractual liability endorsement on Tenant's policies of insurance required under the provisions of Section 6.2 hereof to the extent reasonably obtainable.

         20.4 NOTICES. All notices, demands and requests which may be or are required to be given, demanded or requested by either party to the other shall be in writing, and shall be sent by United States registered or certified mail, postage prepaid, by an independent overnight courier service marked for next business day delivery, or by telephonic facsimile transmission with automatic written time and date confirmation of delivery transmitted between the hours of 9:00 a.m. and 5:00 p.m. (time zone of recipient, but only if confirmed within two (2) business days by receipt of a mailed or personally delivered copy), and addressed as follows:

         To Landlord:

         ADI Communication Partners, L.P.
         c/o The Allen Group
         4365 Executive Drive, Suite 850
         San Diego, California 92122-2130
         Attention: Mr.  Steven L.  Black
         Facsimile: 619-550-1935

         To Tenant:

         ComStream Corporation
         10180 Barnes Canyon Road
         San Diego, California 92121
         Attention: General Counsel
         Facsimile: 619-657-5702

or at such other place as a party hereto may from time to time designate by written notice thereof to the other. Notices, demands and requests which shall be served upon Landlord by Tenant, or upon Tenant by Landlord, in the manner aforesaid, shall be deemed received three (3) days after delivery to United States mail, one (1) business day after delivery to an overnight courier service, or at the time such notice, demand or request shall be transmitted by facsimile (if confirmed as written above).

         20.5 QUIET ENJOYMENT. Landlord covenants and agrees that Tenant, upon paying the Base Rent and Additional Rent and upon' observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, observed and performed, shall lawfully and quietly hold, occupy and enjoy the Demised Promises (subject to the provisions of this Lease) during the Term of this Lease without hindrance or molestation by Landlord or by any person or persons claiming under Landlord.

         20.6 LANDLORD'S CONTINUING OBLIGATIONS. The term "Landlord," as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Demised Promises, and in the event of any transfer or transfers or conveyance, the then grantor shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in the hands of such landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by Landlord or the then grantor under any provision of this Lease, shall be paid to Tenant, and further provided that the now Landlord expressly assumes in writing for the benefit of Tenant all obligations of Landlord under this Lease. The covenants and obligations contained in this Lease on the part of Landlord shall, subject to the aforesaid, be binding on Landlord's successors and assigns during and in respect of their respective successive periods of ownership. Nothing herein contained shall be construed as relieving Landlord of its obligations under Article 11 of this Lease or releasing Landlord from any obligation to complete the cure of any breach by Landlord during the period of its ownership of the Demised Premises.

         20.7 ESTOPPEL. Either Tenant or Landlord shall, without charge at any time and from time to time, within ten (10) business days after written request by the other, certify by written instrument, duly executed, ' acknowledged and delivered to any mortgagee, assignee of a mortgagee, proposed mortgagee, purchaser or proposed purchaser, or any other person dealing with Landlord, Tenant or the Demised Premises:

         (a) That this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect, as modified and stating the modifications);

         (b) The dates to which the Base Rent or Additional Rent have been paid in advance.

         (c) Whether or not there are then existing any breaches or defaults by such party or the other party known by such party under any of the covenants, conditions, provisions, terms or agreements of this Lease, and specifying such breach or default, if any, or any set-offs or defenses against the enforcement of any covenant, condition, provision, term or agreement of this Lease (or of any guaranties) upon the part of Landlord or Tenant (or any guarantor), as the case may be, to be performed or complied with (and, if so, specifying the same and the steps being taken to remedy the same); and

         (d) Such other statements or certificates as Landlord, Tenant or any mortgagee may reasonably request.

         It is the intention of the parties hereto that any statement delivered pursuant to this Section 20.7 may be relied upon by any of such parties dealing with Landlord, Tenant or the Demised Premises. Failure by Tenant to timely respond to such request shall be deemed Tenant's certification of the accuracy of such matters.

         20.8 DELIVERY OF CORPORATE DOCUMENTS. In the event that Tenant is a corporation or similar business entity (e.g., limited partnership, limited liability company or limited liability partnership), Tenant shall, without charge to Landlord, at any time and from time to time within ten (10) business days after written request by Landlord, deliver to Landlord, in connection with any proposed sale or mortgage of the Demised Premises, the following instruments and documents:

         (a) Certificate of Good Standing in the state of incorporation of Tenant and in the state in which the Demised Promises are located issued by the appropriate state authority and bearing a current date;

         (b) A copy of Tenant's articles of incorporation and by-laws (or partnership or operating agreement, as the case may be) and any amendments or modifications thereof certified by the secretary or assistant secretary (or managing partner or member, as the case may be) of Tenant;

         (c) A written and certified confirmation from the secretary or assistant secretary (or managing partner or member, as the case may be) that 0) this Lease has been duly authorized by all necessary corporate action and is a valid and binding agreement enforceable in accordance with its terms; and (ii) Tenant is a duly organized and validly existing corporation under the laws of its state of incorporation, is duly authorized to carry on its business, and is in good standing under the laws of the state in which the Demised Premises are located, if different from the state of incorporation.

         20.9 MEMORANDUM OF LEASE. Upon March 2, 1998, the parties shall execute, acknowledge and deliver to each other, a Memorandum of Lease in the form attached hereto as Exhibit "C" and made a part hereof. Such Memorandum of Lease may be recorded by either party, at their sold cost and expense.

         20.10 SEVERABILITY. If any covenant, condition, provision, term or agreement of this Lease shall, to any extent, be held invalid or unenforceable, the remaining covenants, conditions, provisions, terms and agreements of this Lease shall not be affected thereby, but each covenant, condition, provisions, term or agreement of this Lease shall be valid and in force to the fullest extent permitted by law.

         20.11 SUCCESSORS AND ASSIGNS. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant and its permitted successors and assigns.

         20.12 CAPTIONS. The caption of each article of this Lease is for convenience and reference only, and in no way defines, limits or describes the scope or intent of such article or of this Lease.

         20.13 RELATIONSHIP OF PARTIES. This Lease does not create the relationship of principal and agent, partnership, joint venture, or any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

         20.14 ENTIRE AGREEMENT. All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease, together with the exhibits attached hereto, contains the entire agreement between the parties and shall not be modified or amended in any manner except by any instrument in writing executed by the parties hereto.

         20.15 NO MERGER. There shall be no merger of this Lease or of the leasehold estate created by this Lease with any other estate or interest in the Demised Premises by reason of the fact that the same person, firm, corporation or other entity may acquire, hold or own, directly or indirectly, (a) this Lease or the leasehold interest created by this Lease or any interest therein, and (b) any such other estate or interest in the Demised Promises, or any portion thereof. No such merger shall occur unless and until all persons, firms, corporations or other entities having an interest (including a security interest) in (1) this Lease or the leasehold estate created thereby, and (2) any such other estate or interest in the Demised Premises, or any portion thereof, shall join in a written instrument expressly affecting such merger and shall duly record the same.

         20.16 POSSESSION AND USE. Tenant acknowledges that the Demised Premises are the property of Landlord and that Tenant has only the right to possession and use thereof upon the covenants, conditions, provisions, terms and agreements set forth in this Lease.

         20.17 SURRENDER OF DEMISED PREMISES. Subject to the other provisions of this Lease, at the expiration of the Term of this Lease, Tenant shall surrender the Demised Premises in the same condition as they were in upon delivery of possession thereto at March 2, 1998, reasonable wear and tear, casualty and condemnation excepted, and shall surrender all keys to the Demised Premises to Landlord at the place then fixed for the payment of Base Rent, and shall inform Landlord of ' all combinations on locks, safes and vaults, if any. Tenant shall at such time remove all of its property therefrom and all alterations and improvements placed thereon by Tenant if so requested by Landlord or otherwise allowed, subject to Sections 19(e) and (g). Tenant shall repair any damage to the Demised Premises caused by such removal, and any and all such property not so removed shall, at Landlord's option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant's cost and expense, without further notice to or demand upon Tenant, subject to applicable law and Sections 19(e) and (g).

         All property of Tenant not removed on or before the last day of the Term of this Lease shall be deemed abandoned in accordance with, and subject to, applicable law.

         20.18 HOLDING OVER. In the event Tenant remains in possession of the Demised Premises after expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying the Demised Premises as a tenant from month-to-month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent shall be escalated to one hundred and fifteen percent 0 15 %) of the then current Base Rent for the Demised Premises for the first three (3) months of such tenancy and one hundred fifty percent (150%) of such amount thereafter, and from and after such three (3) month period, Tenant shall indemnify, defend and hold Landlord harmless against loss or liability resulting from the delay by Tenant in so surrendering the Demised Premises, including without limitation any claim made by any succeeding occupant founded on such delay. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

         20.19 SURVIVAL. All obligations of either party (together with interest or money obligations at the Maximum Rate of Interest) accruing prior to expiration of the Term of this Lease shall survive the expiration or other termination of this Lease.

         20.20 BROKER'S COMMISSION. Tenant and Landlord represent that they have dealt only with (i) C13 Commercial Real Estate Group, Inc., as brokers in connection with this Lease. Landlord shall be responsible for paying the commissions owing to such brokers under separate written agreements between Landlord and such brokers. Tenant and Landlord will indemnify, defend and hold the other harmless from and against any loss, cost or expense, including, but not limited to, reasonable attorneys' fees and court costs, resulting from any claim for a fee or commission by any other broker or finder resulting from their own actions.

         20.21 APPLICABLE LAW. This Lease shall be governed and interpreted in accordance with the laws of the State of California.

         20.22 COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument.

         20.23 EXPANSION OPTION. Provision has been made on the Land for the construction of an additional building of approximately 56,000 square feet in size as illustrated on the site plan which is included as part of the Preliminary Plans and Specifications (the "EXPANSION BUILDING"). At any time within twelve 0 2) months following March 2, 1998 (the "EXPANSION EXERCISE PERIOD"), Tenant shall have the option (the "EXPANSION OPTION") of requiring Landlord to construct the Expansion Building and leasing it to Tenant on the same terms and conditions as Tenant leases the Demised Premises with the Term of the lease of the Expansion Building ending concurrently with the Term of this Lease, with the exception that the monthly Base Rent shall be an amount equal to One Dollar and Six Cents ($1.06) per square foot of the Expansion Building ("EXPANSION RENT"). The Expansion Rent shall be increased every twenty-four (24) months during the Initial Term to an amount equal to the product of (i) the then applicable Expansion Rent, as may have been previously adjusted, and (iii) 1.06. The Expansion Option may be exercised by Tenant's delivery to Landlord by the first (1st) anniversary of March 2, 1998 of a written and irrevocable notice of exercise ("EXERCISE NOTICE"). Upon the receipt of the Exercise Notice, Landlord and Tenant shall meet and begin the development of plans and specifications for the construction of Tenant Improvements in the Expansion Building. The provisions of this Lease for the development of the Plans and Specifications shall apply to the development of the Plans and Specifications for the Expansion

Building.' Tenant shall be responsible for the cost of all Tenant Improvements constructed in the Expansion Building, provided that Landlord shall provide Tenant with an additional Tenant Improvements Allowance of Twenty-Five Dollars ($25.00) per square foot of the Expansion Building on the same basis as the original Tenant Improvements Allowance was provided in connection with the construction of the Demised Premises. All other terms and conditions of this Lease shall apply to the Expansion Building. Tenant and Landlord shall promptly execute such supplementary documents or amendments to this Lease as Landlord or Tenant shall deem reasonably necessary to document the addition of the Expansion Building to the Demised Premises and the terms and conditions under which it is leased to Tenant.

         20.24 RIGHT OF FIRST OFFER ON EXPANSION BUILDING. Landlord reserves the right to construct the Expansion Building and to remove from the definition of Land herein that portion of the Land which is used for and dedicated to the use of the Expansion Building. If, after the Expansion Exercise Period, Landlord has constructed the Expansion Building and Tenant did not timely and properly exercise its rights under the Expansion Option, then Landlord shall be free to lease the Expansion Building or any portion thereof to tenants other than Tenant. Notwithstanding the foregoing, before leasing any portion of the Expansion Building to a tenant other than Tenant, Landlord shall first deliver to Tenant a written notice of the terms and conditions under which Landlord proposes to lease Expansion Building space to tenants ("LEASING NOTICE"). Tenant shall have fifteen (15) days following receipt of the Leasing Notice within which to deliver to Landlord notice of Tenant's acceptance of those terms and conditions ("TENANT'S ACCEPTANCE") and identifying how much of the Expansion Building (if less than the entire Expansion Building) Tenant elects to lease from Landlord ("EXPANSION SPACE"), at which time this Lease shall be deemed amended to include the Expansion Space into the definition of Demised Premises and all other terms and conditions of this Lease shall prevail with respect to the Expansion Space, with the exception of those terms and conditions contained in the Leasing Notice which differ from the terms and conditions of this Lease (e.g. Base Rent, Term, Tenant Improvement Allowance (if any), etc.), which different terms and conditions shall apply to the Expansion Space in lieu of the terms of this Lease. Tenant and Landlord shall promptly execute such supplementary documents or amendments to this Lease as Landlord or Tenant shall deem reasonably necessary to document the addition of the Expansion Space to the Demised Premises and the terms and conditions under which it is leased to Tenant. If Tenant rejects the Leasing Notice or fails to deliver Tenant's Acceptance in a timely manner, Landlord shall be free to offer the Expansion Building to other tenants, provided that if Landlord wishes to offer the Expansion Building to other tenants (i) on terms more favorable than those contained in the Leasing Notice, or (ii) on any terms and more than one (1) year has passed since Tenant was last delivered a Leasing Notice, Landlord shall first offer the Expansion Building to Tenant pursuant to the same procedures described in this Section 20.24.

         20.25 LEASE SECURITY - LETTER OF CREDIT. In addition to its primary obligation under this Lease, Tenant shall provide additional security against an Event of Default under this Lease in the form of a One Million Four Hundred Thousand Dollar ($1,400,000) Irrevocable Standby Letter of Credit ("LC"), naming Landlord as the payee thereunder, with terms as described in more detail below. The LC shall be delivered to Landlord concurrent with the recordation of Landlord's construction loan, provided that Tenant has had at least five (5) days advance notice from Landlord of the date of such recordation, and shall be held by Landlord until such time as both W Tenant's Equity Balance, calculated as defined below, exceeds its Debt Balance, also as defined below, and 00 Tenant's Equity Balance exceeds $20,000,000.

         (a) TERMS OF LETTER OF CREDIT. The LC shall be an irrevocable standby letter of credit, issued by Royal Bank of Canada, Bank of Nova Scotia, Bank of Montreal or an equivalent rated bank, in a form which meets international treaty standards for letters of credit. The LC shall be for a twelve (12) month term. The LC shall be drawable by Landlord upon presentation of a sight draft or demand to the LC issuer. Landlord may present such a sight draft or demand if
(i) the LC has not been renewed and replaced by Tenant by thirty (30) days prior to the expiry date of the then effective LC, or (ii) Tenant defaults under the Lease and, as a result of such default, the Lease is terminated. Proceeds of the drawn LC shall be applied to damages or charges to which Landlord is entitled under the Lease as a result of Tenant's default. The LC is not intended to represent liquidated damages for Tenant's default, but only a mechanism for paying the damages or charges to which Landlord may be entitled. Landlord shall be entitled to grant a security interest in, or make a collateral assignment of, Landlord's rights under the LC in connection with mortgage indebtedness incurred by Landlord to a bona fide third party institutional lender in an arms-length transaction.

         (b) RETURN OF LETTER OF CREDIT. The Letter of Credit shall be returned to Tenant upon receipt by Landlord of written certification from Tenant's CFO or CEO that (i) the Equity Balance of Tenant exceeds the Debt Balance and (ii) the Equity Balance of Tenant exceeds $20,000,000. The certification shall contain reasonably adequate back-up information to evidence the calculation of Equity Balance and Debt Balance. I

             (i) EQUITY BALANCE. Equity Balance shall equal Tenant's share capital plus retained earnings as reflected in Tenant's annual and certified financial statements. Retained earnings shall be calculated pursuant to U.S. GAAP. A Goodwill adjustment (to the extent it is not reflected in retained earnings) of approximately $25,000,000 which applies to the Goodwill created in the acquisition of Tenant by Comtel in 1992, is the only major expected GAAP adjustment to the Retained Earnings balance as of December 31, 1996.

             (ii) Debt Balance. Debt Balance shall equal the "Investment Control" intercompany debt due to Tenant's parent corporation at the time calculated for purposes of this Section 20.25.

         (c) Tenant and Landlord shall execute such documents as may be reasonably necessary to document and perfect the security arrangements described above.

         20.26 RECONFIGURATION OF LAND; EASEMENT FOR OFF-SITE PARKING. Landlord and Tenant acknowledge that the Land is currently comprised of three separate legal lots. A portion of one of these three lots (Lot 4) is intended to be used as the site of the Expansion Building (the "EXCESS LAND") which will be located on a lot adjacent to the Land (Lot 3). It is Landlord's intention, at some time after the execution of this Lease and the recordation of the Memorandum of Lease, to adjust the lot line between Lot 4 and the adjacent Lot 3 with the result that the size of the three lots comprising the Land will be reduced to approximately 9.85 acres. If, and to the extent, it is not feasible to locate all 750 parking spaces which are part of the Demised Premises on the Land as then configured, Landlord shall arrange for access to parking spaces on the Excess Land or on Lot 3 so as to provide Tenant with the required parking. Tenant shall cooperate with Landlord in connection with the reconfiguration of the Land and the Excess Land, including the execution of such documents as may be reasonably necessary in connection therewith.

         20.27 TITLE INSURANCE. Tenant's obligations under this Lease shall be subject to and expressly conditioned on Tenant being able to obtain, at Tenant's sole cost and expense, a leasehold policy of title insurance from First American Title Company ("TITLE COMPANY") which insures that Tenant's leasehold interest granted pursuant to this Lease is subject only to W non-delinquent real property taxes and assessments for the current year; (ii) all exceptions to title disclosed in a preliminary title report which Tenant shall obtain from Title Company promptly following execution of this Lease and to which Tenant does not object, (iii) standard printed exceptions, customarily set forth in Title Company's leasehold policy of title insurance, and (iv) any other lien voluntarily imposed or agreed to by Tenant as of the date of this Lease or arising from Tenant's acts or omissions ("LEASEHOLD POLICY"). It is the intention of the parties that this condition precedent is established as an accommodation to Tenant to allow it to make arrangements to obtain the Leasehold Policy. Accordingly, Tenant shall not object to any item which appears in the preliminary title report which does not materially and adversely affect the utility and functionality of Tenant's use of the Demised Premises as contemplated in this Lease and shall exercise its best efforts to obtain such Leasehold Policy and to pay the costs and premiums associated therewith. Tenant shall be deemed to have obtained the Leasehold Policy, and this condition satisfied, unless Landlord receives written notice from Tenant fifteen 0 5) days following the date of this Lease that Tenant has been unable to obtain such Leasehold Policy and the reasons it has been unable to do so. If Landlord cannot correct such matters as may be needed to be corrected in order for Tenant to obtain the Leasehold Policy within thirty (30) days following receipt of such notice, then this Lease shall automatically terminate.

         20.28 ATTORNEYS' FEES. In the event of any litigation, arbitration, mediation or any other action taken by either party to this Lease to enforce any provision of this Lease, enforce any remedy available upon default under this Lease, or seek a declaration of the rights of a party under this Lease, the prevailing party shall be entitled to recover in such action such attorneys' fees and costs as may be reasonably incurred, including, without limitation, the costs of reasonable investigation, preparation and professional or expert consultation, travel expenses, costs on appeal, court reporter fees and expenses, incurred by reason of such litigation, arbitration or other action. All other attorneys' fees and cost relating to this Agreement and the transactions described herein shall be borne by the party incurring the same.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Lease to be duly executed as of the day and year first above written.

LANDLORD:

ADI COMMUNICATION PARTNERS, L.P.
a California limited partnership

By:   Allen Development, Inc.,
      a California corporation
      Its General Partner
      By:     /s/ Steven L. Black
              -------------------
      Name:   Steven L.  Black
              Its:  President

TENANT:


COMSTREAM CORPORATION
a Delaware corporation

By:           /s/ Donna S. Birks
             -------------------
Name:         Donna S.  Birks
              Its:  VP & CFO

                                   Exhibit "A"

                          LEGAL DESCRIPTION OF PROPERTY

Parcels 4, 5 & 6 of Parcel Map No. 17755, in the City of San Diego, County of San Diego, State of California, filed in the Office of the County Recorder of San Diego County, September 17, 1996, as File No. 1996-47 4607 of Official Records.

                                  Exhibit "13"

                      PRELIMINARY PLANS AND SPECIFICATIONS